Exhibit 10.1

SHARE PURCHASE AGREEMENT

by and among

Sunshine Biopharma Inc.

and

Malek Chamoun

and

Nora Pharma Inc.

Dated as of October 20, 2022.

TABLE OF CONTENTS

Article 1 Interpretation	1
1.1 Definitions	1
1.2 Gender and Number	11
1.3 Certain Phrases	11
1.4 Computation of Time Periods	11
1.5 Headings, etc.	11
1.6 Disclosure Schedules, Exhibits and Data Room Disclosure	11
1.7 Currency	12
1.8 Knowledge	12
1.9 Accounting Terms	12
1.10 Statutory References	12
1.11 No Presumption	12
1.12 Governing Law and Jurisdiction	13
Article 2 Purchased Shares and Purchase Price	13
2.1 Purchase and Sale	13
2.2 Purchase Price	13
2.3 Pre-Closing Taxes and Transaction Expenses	13
2.4 Estimated Payments	13
2.5 Closing Payments	14
2.6 Earn-Out Amount	14
2.7 Adjustment of Purchase Price	15
2.8 Interest	17
Article 3 Representations and Warranties WITH RESPECT TO TARGET	17
3.1 Incorporation and Corporate Power	17
3.2 Corporate Authorizations	17
3.3 No Conflict	18
3.4 Authorizations and Consents	18
3.5 Execution and Binding Obligation	18
3.6 Authorized and Issued Capital of Target	18
3.7 No Other Agreements to Purchase	19
3.8 Dividends and Other Distributions	19
3.9 Officers and Directors	19
3.10 Shareholder Agreements	19
3.11 Qualification	20
3.12 Corporate Records	20
3.13 Subsidiaries	20
3.14 Conduct of Business in Ordinary Course	20

i

3.15 No Material Adverse Change	22
3.16 Compliance with Laws	22
3.17 Business Authorizations	22
3.18 Regulatory Matters	23
3.19 Sufficiency of Assets	23
3.20 Superfluous or Former Assets	24
3.21 Title to the Assets	24
3.22 No Options, etc.	24
3.23 Condition of Assets	24
3.24 Material Contracts	26
3.25 No Breach of Contracts	27
3.26 Related Party Transactions	27
3.27 Intellectual Property	28
3.28 Information Technology	29
3.29 Accounts Receivable	29
3.30 Books and Records	29
3.31 Financial Statements	30
3.32 No Undisclosed Liabilities	30
3.33 Bank Accounts and Powers of Attorney	30
3.34 Customers and Suppliers	30
3.35 Product Liability and Warranty Claims	30
3.36 Insurance	31
3.37 Litigation	31
3.38 Taxes	31
3.39 Environmental Matters	33
3.40 Employee Matters	35
3.41 Employee Benefit Plans	36
3.42 No Brokers’ Fees, etc.	38
3.43 Investment Canada Act	38
3.44 Competition Act	38
3.45 No Disagreements with Accountants and Lawyers.	38
3.46 Full Disclosure	38
Article 4 Representations, Warranties AND COVENANT of Seller	39
4.1 Capacity	39
4.2 Corporate Authorizations	39
4.3 No Conflict	39
4.4 Authorizations and Consents	39
4.5 Execution and Binding Obligation	39
4.6 Title to Purchased Shares	39
4.7 No Other Agreements to Purchase	40
4.8 Litigation	40
4.9 No Brokers’ Fees, etc.	40
4.10 Tax Status	40

ii

Article 5 Representations and Warranties of Purchaser	40
5.1 Incorporation and Corporate Power	40
5.2 Corporate Authorizations	40
5.3 No Conflict	41
5.4 Authorizations and Consents	41
5.5 Execution and Binding Obligation	41
5.6 Investment Shares	41
Article 6 Closing	41
6.1 Date, Time and Place of Closing	41
6.2 Closing Procedures	42
6.3 Non-Merger	42
6.4 Non-Waiver	42
Article 7 Conditions of Closing	42
7.1 Conditions in Favour of Purchaser	42
7.2 Conditions in Favour of Seller	43
7.3 Investment Purpose	44
Article 8 Indemnification and Remedies	45
8.1 Indemnification by Seller	45
8.2 Indemnification by Purchaser	46
8.3 Survival Periods for Claims	46
8.4 Limitations on Liability	47
8.5 Exclusive Remedy	48
8.6 Notification	48
8.7 Indemnification Procedure — Direct Claims	48
8.8 Indemnification Procedure — Third Party Claims	49
8.9 Special Procedure — Tax Matters	50
8.10 Payment	52
8.11 Duty to Mitigate	52
8.12 Subrogation	52
8.13 Agency for Non-Parties	52
8.14 Adjustment to Purchase Price	52
Article 9 Post-Closing Covenants	53
9.1 Preparation of Tax Returns	53
9.2 Excess Eligible Dividend Election	54
9.3 Excess Capital Dividend Election	54
9.4 Access to Books and Records	54
9.5 Removal of Guarantees	54

iii

Article 10 Miscellaneous	54
10.1 Notices	54
10.2 Entire Agreement	56
10.3 Amendments	56
10.4 Waiver	56
10.5 Severability	56
10.6 Assignments	56
10.7 Third Party Beneficiaries	56
10.8 Time of the Essence	57
10.9 Expenses	57
10.10 Further Assurances	57
10.11 Announcements	57
10.12 Counterparts	57

iv

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement is entered into as of the 20th day of October, 2022 at the city of Montreal by and among (a) Sunshine Biopharma Inc., a Colorado corporation (“Purchaser”), (b) Nora Pharma Inc., a corporation incorporated under the laws of the Province of Quebec (“Target”) and (c) Malek Chamoun (“Seller”).

RECITALS

A.	Seller is the registered and beneficial owner of the shares in the capital of Target set forth in Exhibit A hereto, such shares being not less than all of the issued and outstanding shares of all classes in the capital of Target (the “Purchased Shares”).

B.	Seller wishes to sell the Purchased Shares and Purchaser wishes to purchase the Purchased Shares, on and subject to the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants of the Parties hereinafter set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereby covenant and agree as follows:

Article 1
Interpretation

1.1	Definitions

In this Agreement, the following terms have the following meanings and grammatical variations of such terms shall have corresponding meanings:

“Actual Pre-Closing Taxes” has the meaning set forth in Section 2.7(a).

“Actual Transaction Expenses” has the meaning set forth in Section 2.7(a).

“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with that Person, (b) any other Person that owns or controls 50% or more of any voting class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its affiliates. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Share Purchase Agreement, as the same may be amended, restated, replaced, supplemented or novated from time to time; and the words Article and Section followed by a number or letter mean and refer to the specified Article or Section of this Share Purchase Agreement.

“[•]” means [•]Canada Inc.

“Arm’s Length” means arm’s length within the meaning of the Tax Act.

“ASPE” means Accounting Standards for Private Enterprises, as set out in the Handbook of the Institute of Chartered Accountants, as in effect from time to time;

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“Authorization” means, with respect to any Person, any permit, approval, certificate, registration, consent, waiver, licence or other authorization issued, granted, given or authorized by, or made applicable under the authority of, any Governmental Authority having jurisdiction over the Person or any activities or operations of such Person.

“Basket Amount” has the meaning set forth in Section 8.4(d).

“Books and Records” means all books of account, Tax Returns and other Tax records, sales and purchase records, personnel records, Employee files and records, historic documents relating to Employee Plans, sales and purchase records, customer and supplier lists, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, business reports, plans and projections and all other documents, files, correspondence and other information of Target (whether in written, electronic or other form) other than the Corporate Records.

“Business” means the business currently carried on by Target consisting of the commercialization of prescription drugs, behind-the-counter, over-the-counter and on-the-shelves drugs and supplements.

“Business Authorizations” has the meaning set forth in Section 3.17.

“Business Day” means any day other than a Saturday, Sunday or statutory or civic holiday in Montreal, Quebec.

“Business IP” means the Owned IP and the Licensed IP.

“CEWS” means the Canada emergency wage subsidy pursuant to subsection 125.7(2) of the Tax Act, as amended and the Canada emergency rent subsidy pursuant to subsection 125.7(2.1) of the Tax Act, as amended.

“Closing” means the completion of the transaction of purchase and sale contemplated in this Agreement.

“Closing Date” has the meaning set forth in Section 6.1.

“Closing Date Statement” has the meaning set forth in Section 2.7(a).

“Competition Act” means the Competition Act (Canada) and includes the regulations promulgated thereunder.

“Confidentiality Agreement” means the non-disclosure agreement entered into between Purchaser, Target and Seller dated June 10, 2022.

“Consent” means any consent, approval, waiver or other authorization required under a Contract.

“Contracts” means all agreements, arrangements, understandings, commitments and undertakings (whether written or oral), to which a Person is a party or a beneficiary or pursuant to which any of its Property is or may be affected.

“Core Representations” has the meaning set forth in Section 8.3(a)(i).

“Corporate Records” means the corporate records of Target, including (a) all constating or constituting documents, articles and by-laws, (b) all minutes of meetings and resolutions of shareholders and directors since the date of incorporation, including minutes prior to any amalgamation, and (c) the share certificate books, securities register, register of transfers and register of directors.

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“Cultural Business” means a business in Canada that carries on any of the activities identified under section 14.1(6) of the Investment Canada Act or its regulations as constituting a “cultural business”.

“Current Liabilities” means as of immediately prior to the Closing, the items listed in Exhibit C.

“Damages” means any loss, liability, obligation, claim, damages, fines and other penalties, costs, charges or expenses (including costs of investigation and defence and the full amount of all reasonable legal fees and other professional fees).

“Data Room” means Target’s electronic data room set up on the iDeals Solutions VDR site and made available to Purchaser for the purpose of this Agreement.

“Direct Claim” means any cause, matter, thing, act, omission or state of facts not involving a Third Party Claim or a Tax Claim, which entitles an Indemnified Person to make a claim for indemnification under this Agreement.

“Disclosure Schedule” means the disclosure schedule of Target delivered to Purchaser concurrently with the execution of this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.7(c).

“Divesture of [•]” means the sale by the Seller, [•]Inc., and [•]Québec Inc., immediately prior to Closing, of all of the shares in the capital of [•].

“Earn-Out Amount” has the meaning set forth in Section 2.6(a).

“Earn-Out Period” means each twelve-month period comprised between January 1st and December 31st of each financial year of Target after the Closing Date until full payment of the Earn-Out Amount.

“Earn-Out Statement” has the meaning set forth in Section 2.6(d).

“Employee” means an individual who is employed by Target, whether on a full time or part time basis or otherwise, including any such individual on an authorized or statutory leave of absence, including disability (long-term or short-term), workplace safety and insurance, workers’ compensation, maternity, paternity or parental or other statutory or approved leave.

“Employee IP Agreements” means written agreements relating to the protection of proprietary information and assignment of Intellectual Property rights to a Person by its employees.

“Employment Agreement” means the employment agreement entered into by and between Target and Seller as of the Closing Date.

“Employee Pension Plans” has the meaning set forth in Section 3.41(a).

“Employee Plans” has the meaning set forth in Section 3.41(a).

“Encumbrance” means (a) any lien, hypothec, mortgage, charge, pledge, prior claim, security interest, lien (statutory or otherwise), privilege, Bank Act (Canada) security, servitude, easement, right of superficies or co-ownership, right of use, usufruct, emphyteusis, reserve, notice of expropriation, statutory claim, encroachment, title defect, restriction on transfer (such as a pre-emptive right or right of first refusal), restrictive covenant, conditional sale, resolutory condition, ownership or title retention agreement, notice of contamination or notice of restriction of land use, and (b) any other encumbrance of any nature or any arrangement or condition which, in substance, secures payment or performance of an obligation, in each case, whether registered or not.

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“Environment” means water, atmosphere and soil or a combination of any of them, or generally, the ambient milieu with which living species have dynamic relations.

“Environmental Authorization” means all Authorizations issued pursuant to any Environmental Laws in connection with the operation of the Business or the current or former ownership and use by Target of any Property currently or formerly owned, leased or used by Target or over which the Target has or has had charge, management or control (including the Leased Properties).

“Environmental Laws” mean all Laws and any implementing regulations or written agency guidance, directive or policy relating to public and occupational health and safety or the Environment including the Environment Quality Act and relating to (i) releases or threatened releases of Hazardous Substances, including, where applicable, the Guide d’intervention – Protection et réhabiliation des terrains contaminés published by the Quebec Ministry of Environment and Fight against Climate Changes in May 2021; or (ii) the manufacture, processing, distribution, use, treatment, storage, transport or management of Hazardous Substances.

“Environmental Notice” means any written directive, warning or notice of violation, non-compliance or infraction or written notice respecting any claim, demand, investigation, proceeding, judgment or Order from any Governmental Authority or third party relating to non-compliance with, or breach of, any Environmental Laws or Environmental Authorizations by Target.

“Environmental Release” means any emission, discharge, release, deposit, disposal, issuance, spray, injection, abandonment, escape, migration, spill, leak, seepage, disposal or exhaust (other than exhaust from a vehicle) of any Hazardous Substance, or other occurrence or event defined as such in any Environmental Laws.

“Escrow Agent” means BCF LLP.

“Escrow Agreement” means the escrow agreement in the form attached hereto as Exhibit B to be entered into at Closing by and among Purchaser, Seller and the Escrow Agent.

“Escrow Period” means the period expiring on the date that is 24 months after the Closing Date.

“Estimated Cash Payment” has the meaning set forth in Section 2.4(b).

“Estimated Pre-Closing Taxes” has the meaning set forth in Section 2.4(a).

“Estimated Statement” has the meaning set forth in Section 2.4(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.4(a).

“Final Determination” has the meaning set forth in Section 8.9(e).

“Financial Statements” means (a) the audited financial statements of Target, prepared in accordance with US GAAP, as at (i) June 30, 2021 and (ii) June 30, 2022.

“Flow of Funds” means the document that sets out the payments to be made at Closing pursuant to Section 2.5, in a form to be agreed by the Parties during the Closing Period.

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“Governmental Authority” means (a) any supranational, multinational, national, federal, provincial, territorial, regional, state, county, municipal, local or other governmental or public department, commission, council, central bank, court, arbitral body with legal jurisdiction, commission, board, tribunal, bureau or agency, domestic or foreign, (b) any subdivision or authority of any of the above, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or Tax authority under or for the account of any of the above.

“Government Assistance Program” has the meaning set forth in Section 3.38(q).

“Gross Sales” means the total sales of the Target, unadjusted for the costs related to generating those sales.

“Gross Sales Increase” means the increase in Gross Sales corresponding to the difference between (i) the Gross Sales for a specific Earn-Out Period, and (ii) the Gross Sales for the Earn-Out Period ended immediately before. For the avoidance of doubt, the Gross Sales Increase for 2023 shall be the Gross Sales for the Earn-Out Period ended in 2023, less the 2022 Gross Sales.

“Hazardous Substance” means (a) any substance or material that is prohibited, regulated or designated as a pollutant, contaminant, toxic substance, deleterious substance, dangerous good, waste or residual material, hazardous waste or hazardous residual material, hazardous substance or hazardous material under any provision of Environmental Laws, (b) any petroleum product or by-product and derivatives thereof, (c) any substance or material that is toxic, explosive, poisonous, corrosive, flammable, radioactive, oxidizing, leachable, carcinogenic or mutagenic, (d) asbestos and any asbestos-containing material, (e) chlorinated solvents and (f) polychlorinated biphenyls.

“Indebtedness” means as of immediately prior to the Closing, the aggregate amount (including the current portions thereof) of all principal of, and accreted value and accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of the following (calculated without any duplication): (a) any indebtedness of Target or jointly with [•]for borrowed money, (b) any indebtedness of Target or jointly with [•]evidenced by any note, bond, debenture or other debt security or instrument, (c) all obligations of Target or jointly with [•]issued or assumed as the deferred purchase price of Property or services, all conditional sale, earn-out obligations or seller notes of Target, all post-Closing true-ups or other similar payments of Target, and all obligations of Target under any title retention agreement, each calculated at the maximum amount payable under or pursuant to such obligations (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course (other than the current liability portion of indebtedness for borrowed money)), (d) any obligations of Target or jointly with [•]under leases classified as capital or financial leases in the Financial Statements or required to be capitalized in accordance with ASPE, (e) all obligations of Target for the reimbursement of any obligor on any letter of credit other than the letters of credit listed in Exhibit C, banker’s acceptance, performance bond or similar credit transaction, (f) any obligations with respect to the termination of any interest rate hedging or swap agreements, (g) any obligations of Target for overdrawn bank accounts of Target, (h) any obligations of Target for overpayments received from customers and any other credits to the reported liabilities set forth in the Financial Statements, (i)  any amounts owed to former shareholders of Target, (j) any obligations or liabilities owing and repayable by Target to any Governmental Authority pursuant to any Government Assistance Program and including for the avoidance of doubt any income Tax relating to the COVID-19 programs implemented by any Governmental Authority, (k) any declared but unpaid dividends or distributions,(m) all accrued but unpaid severance obligations (including the employer portion of any applicable payroll taxes) in respect of any terminated employees, directors or officers (m) any unpaid payroll Taxes deferred by the Target under CEWS or pursuant to or in connection therewith, (n) all amounts that become payable by the Target as a result of the Closing, including any transaction bonuses, change of control bonuses, retention bonuses, other bonuses, fees distributions, remuneration or other compensation, (o) all obligations of the type referred to in clauses (a) through (n) of any Persons the payment of which Target is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, (p) all obligations of the type referred to in clauses (a) through (q) of other Persons secured by any Encumbrance on any Property of Target (whether or not such obligation is assumed by Target), and (r) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any Indebtedness of the types referred to above, but excluding: (A) the Current Liabilities, (B) all accrued but unpaid vacation entitlements and severance obligations (including the employer portion of any applicable payroll taxes) in respect of any present employees, directors or officers, and (C) unpaid bonuses payable to any employee (which may or may not be accrued on the balance sheet but relate to pre-Closing operation).

5

“Indemnification Notice” has the meaning set forth in Section 8.6(a).

“Indemnified Person” means a Person with indemnification rights or benefits under this Agreement.

“Indemnifying Party” means a Party which may have an obligation or liability for indemnification under this Agreement.

“Indemnitee Representative” means (a) where the Indemnified Person is any Purchaser Indemnified Person, Purchaser, or (b) where the Indemnified Person is any Seller Indemnified Person, Seller.

“Indemnitor Representative” means (a) in the case of a claim for Damages under Section 8.1, Seller, or (b) in the case of a claim for Damages under Section 8.2, Purchaser.

“Indemnity Escrow Account” means a separate interest bearing account, set up pursuant to the Escrow Agreement, where the Indemnity Escrow Amount is held for disbursement by the Escrow Agent.

“Indemnity Escrow Amount” means the portion of the Earn-out Amount reserved for indemnification from time to time, up to the Maximum Escrow Amount, together with all interest, dividends and other income thereon.

“Information Technology” means all computer systems, data storage, appliances, communication networks and associated infrastructure, software and hardware, whether owned, leased or licenced, and all applicable proprietary rights in such systems, software and hardware, including all documentation and other materials related thereto.

“Intellectual Property” means all intellectual property of any nature, including: (a) inventions (whether or not patentable and whether or not reduced to practice), patents, patent applications, provisionals, reissuances, divisions, revisions, supplementary protection certificates, continuations, continuations-in-part, extensions, renewals, substitutions and re-examinations, and all patents issuing on the foregoing and all equivalent or similar rights anywhere in the world in inventions and discoveries including invention disclosures; (b) registered or unregistered trademarks, service marks, trade dress, logos, trade names and corporate names, business, corporate and product names and slogans and all goodwill associated therewith; (c) works of authorship, copyrights and moral rights; (d) mask works and any equivalent or similar rights in semiconductor masks, layouts, architectures or topologies; (e) databases, data compilations and data collections; (f) trade secrets and other confidential information, including ideas, discoveries, concepts, research and development, know-how, formulas, compositions, processes, techniques, technical data, clinical trial data, designs, drawings, specifications, and business and marketing plans; (g) domain names, web addresses and websites; (h) works of authorship including computer programs and software implementations of algorithms, models and methodologies, source code, object code and executable code, whether embodied in software, firmware or otherwise, designs, methods, techniques, processes, files, industrial models, schematics, specifications, net lists, build lists, descriptions, flow-charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and data and documentation related to any of the foregoing; (i) any other intellectual property rights of any nature whatsoever anywhere in the world; and (j) all applications, registrations and renewals in connection with any and all of the foregoing.

“Investment Canada Act” means the Investment Canada Act (Canada) and includes the regulations promulgated thereunder.

“Investment Shares” means 3,700,000 shares of Common Stock in the capital of Purchaser.

“Investment Shares Value” means $5,000,000.

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“Laws” include any federal, provincial, state, foreign or local law, act, constitution, common law, treaty, statute, ordinance, rule, regulation, code, policy, guideline, protocol or Order having force of law in Canada or that is otherwise enforced by a Canadian Governmental Authority.

“Leased Properties” means the lands and premises set out and described in Section 3.23(c)(i) of the Disclosure Schedule by reference to their municipal address and proper legal description.

“Leases” means the leases and offers to lease in respect of the Leased Properties set out and described in Section 3.23(c)(i) of the Disclosure Schedule.

“Legal Proceeding” means any litigation, action, application, motion, suit, investigation or audit, hearing, claim, complaint, grievance or proceeding before or by any Governmental Authority, including any appeal or review thereof and any application for leave for appeal or review.

“Licensed IP” means all Intellectual Property that Target has the right to use under a Contract with another Person and which is material to the Business but excluding all off-the-shelf software.

“Material Adverse Change” means any fact, change, circumstance or condition that, when considered either individually or in the aggregate with such other facts, changes, circumstances or conditions, has had or would be reasonably expected to have a material adverse change in the business, activities, assets, liabilities, operations, properties, results of operation, or condition (financial or otherwise) of Target, except to the extent resulting from (A) changes generally adversely affecting the Canadian economy (so long as Target is not disproportionately affected thereby); (B) changes adversely affecting the industry in which Target operates (so long as Target is not disproportionately affected thereby); (C) the announcement or pendency of the transactions contemplated by this Agreement; (D) acts of war, sabotage or terrorism, military actions or the escalation thereof; (E) any pandemic (including COVID-19), hurricane, tornado, flood, earthquake, natural disasters, act of God or other comparable events; (F) any changes in applicable Laws or accounting rules or principles, including changes in ASPE; and (G) any other action required by this Agreement.

“Material Contracts” has the meaning set forth in Section 3.24.

“Maximum Escrow Amount” means an aggregate maximum amount of $ 1,500,000 for the entire Escrow Period.

“Neutral Accountant” has the meaning set forth in Section 2.7(f).

“Non-Competition Agreement” has the meaning set forth in Section 7.1(e)(viii).

“Notice Period” has the meaning set forth in Section 2.7(c).

“Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination, award or sanction made, issued or entered by or with any Governmental Authority.

“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent (in nature, scope and magnitude) with the past customs and practices of such Person or its business, as the case may be, and is taken in the ordinary course of the normal day-to-day operations of such Person or its business.

“Owned IP” means all Intellectual Property Rights that Target owns, other than through an inbound license.

“Parties” means Seller, Purchaser, Target and any other Person who may become a party to this Agreement.

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“Permitted Encumbrances” means on the Closing Date (a) Encumbrances for Taxes, assessments or governmental charges or levies which relate to obligations not yet due or delinquent, the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with ASPE have been made in the Target’s books, (b) the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown, (c) notices of lease, title defects or irregularities disclosed as part of the documents and information registered against title prior to the Closing Date which are of minor nature, (d) undetermined or inchoate Encumbrances arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Laws or of which written notice has not been given in accordance with applicable Laws, (e) Encumbrances arising under conditional sales contracts and equipment leases with third parties entered into the Ordinary Course, if any, (f) a moveable hypothec registered in favor of Investissement Québec under number 21-0818143-0001 of the Registre des droits personnels et réels mobiliers, and (g) a moveable hypothec registered in favor of Bank of Montreal under number 22-0597986-005 of the Registre des droits personnels et réels mobiliers

“Person” includes a natural person, partnership, limited partnership, limited liability partnership, syndicate, sole proprietorship, corporation or company (with or without share capital), limited liability company, joint-stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority.

“Personal Information” means information that is protected by any Privacy Laws.

“Pre-Closing Tax Period” means a taxation year or fiscal period that ends on or before the Closing Date and the portion of a Straddle Period that ends on the Closing Date.

“Pre-Closing Taxes” means the aggregate amount representing all income or other Taxes, if any, payable by Target with respect to the Pre-Closing Tax Period including, for the avoidance of doubt, in connection with any Taxes related to the Pre-Closing Transactions.

“Pre-Closing Transactions” means, collectively, the transactions, steps and documents to be implemented by Target and Seller prior to Closing, as listed and described in Exhibit D and shall include, for the avoidance of doubt, (i) Seller’s Reorganization and (ii) the Divesture of [•].

“Prime Rate” means, at any time, the rate of interest per annum equal to the rate which the principal office of the Bank of Montreal in Montréal, Quebec quotes, publishes and refers to as its “prime rate” and which is its reference rate of interest for commercial loans in Canadian dollars made in Canada to Canadian borrowers, adjusted automatically with each quoted or published change in such rate, all without the necessity of any notice to a Party or any other Person.

“Privacy Laws” means the Act Respecting the Protection of Personal Information in the Private Sector (Quebec), the Personal Information Protection and Electronic Documents Act (Canada), the Personal Information Protection Act (British Columbia), the Personal Information Protection Act (Alberta), and any other similar Laws in Canada governing the protection, receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, retention, deletion, disposal, destruction, disclosure or transfer of Personal Information or breach notification in respect of Personal Information in any jurisdiction of Canada.

“Property” means all property and assets of any nature whatsoever, including any corporeal or incorporeal, tangible or intangible, movable or immovable, or personal or real property of any Person.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchased Shares” has the meaning set forth in the Recitals hereto.

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“Purchaser” has the meaning set forth in the description of the Parties hereto.

“Purchaser Indemnified Persons” means (a) Purchaser, (b) if Closing occurs, Purchaser and Target, and (c) to the extent named or involved in any Third Party Claim or Tax Claim, their respective Affiliates, employees, directors, shareholders, officers, representatives and related Persons.

“Reference Date” means June 30, 2022.

“Related Party” means, with respect to any Person, (a) any Affiliate of such Person, (b) any current or former director, officer, shareholder, partner or employee of such Person or any Person referred to in clause (a), (c) any member of the immediate family of such Person or individual referred to in clause (b), and (d) any trust or other Person (other than the Target) in which such Person or any of the individuals referred to in clauses (b)  and (c) holds (or in which more than one of such Person or individuals collectively hold) beneficially or otherwise, a direct or indirect beneficial ownership of equity interest.

“Related Party Contracts” has the meaning set forth in Section 3.26(a).

“Resolution Period” has the meaning set forth in Section 2.7(e).

“Seller Indemnified Persons” means (a) Seller, (b) if Closing does not occur, Seller and Target, and (c) to the extent named or involved in any Third Party Claim, their respective Affiliates, employees, shareholders, directors, officers, representatives and related Persons.

“Seller” has the meaning set forth in the description of the Parties hereto.

“Seller’s Reorganization” means the purchase by the Seller, immediately before Closing, of the shares in the capital of Target held by [•]Inc. and [•]Québec Inc.

“Straddle Period” means a taxation year or fiscal period that includes, but does not begin or end on, the Closing Date.

“Straddle Period Return” means a Tax Return for a Straddle Period.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof, is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more subsidiaries of that Person or a combination thereof. For these purposes, a Person or Persons are deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons are allocated a majority of partnership, association or other business entity gains or losses or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Target” has the meaning set forth in the description of the Parties hereto.

“Tax Act” means the Income Tax Act (Canada).

“Tax Authority” means the Canada Revenue Agency, the Receiver General for Canada, Revenu Québec and any other federal, state, local, provincial, territorial or other Governmental Authority in any jurisdiction that is responsible for the administration, implementation, assessment, determination, enforcement, compliance, collection or other imposition of Taxes.

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“Tax Claim” means any assessment, reassessment or draft reassessment or other demand that is initiated, instituted or asserted by a Tax Authority which entitles the Indemnified Person to make a claim for indemnification under this Agreement relating to Taxes.

“Tax Proceeding” has the meaning set forth in Section 8.9(b).

“Tax Returns” means all returns, reports, declarations, information returns, designations, elections, notices, filings, forms, statements, claims for refund, and other documents (whether in written, electronic or other form) and any amendments, schedules, attachments, supplements, appendices and exhibits thereto, which have been prepared or filed or required to be prepared or filed in respect of Taxes.

“Taxes” includes any taxes, duties, assessments, imposts, fees, duties, withholdings, levies and other charges of any nature imposed or collected by any Tax Authority and incudes all interest, penalties, fines, additions to tax or other additional amounts imposed by any Tax Authority including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, license, severance, stamp, premium, windfall franchise, alternative or add on minimum, estimated, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, withholding, business, Property, occupancy, employer health, payroll, employment, unemployment, disability, health, social services, education and social security taxes or charges, all surtaxes, all customs duties and import and export taxes, countervailing and antidumping, and all employment insurance, health insurance, and Canada and Quebec and other government pension plan and other employer plan premiums, contributions or withholdings, CEWS or other Government Assistance Programs, and all other taxes and similar government charges, levies or assessments of any kind imposed by any Tax Authority. pension plan.

“Third Party Claim” means any Legal Proceeding or demand other than a Tax Claim that is initiated, instituted or asserted by a third party, including a Governmental Authority, against an Indemnified Person which entitles the Indemnified Person to make a claim for indemnification under this Agreement.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Non-Competition Agreement, the Employment Agreement, the Vote Pooling Agreement and all other agreements, certificates and other instruments or documents delivered or given pursuant to this Agreement.

“Transaction Expenses” means all of the following, to the extent incurred by Target but not paid as of Closing: (a) all fees and disbursements of attorneys, investment bankers, accountants and other professional advisors which, in each case, have been incurred by Target in connection with the preparation, execution and consummation of the transactions contemplated by this Agreement, including the Pre-Closing Transactions; (b) any fees and expenses incurred by Target (or by Seller, to the extent payable by Target) in connection with obtaining waivers, consents or approvals of any Governmental Authority or third parties on behalf of Target in connection with the consummation of the transactions contemplated hereby; (c) all brokers and finders fees payable by Target; and (d) all sale, change of control, “stay-around”, retention, severance or similar bonuses or payments (including all Taxes related thereto to be paid by Target) to current or former directors, officers, employees and consultants of Target payable solely as a result of the Closing.

“Transfer Agent” means EquinitiTrust Company.

“True-Up Payment” means the sum of the following (any and all of which may be negative number): (a) Estimated Pre-Closing Taxes minus Actual Pre-Closing Taxes; plus (b) Estimated Transaction Expenses minus Actual Transaction Expenses.

“Vote Pooling Agreement” means the voting agreement entered into by and between the Seller and Target as of the Closing Date.

“1933 Act” has the meaning set forth in Section 7.3.

“2022 Gross Sales” means the Gross Sales of Target for the financial year ending on June 30, 2022, being $13,595,329.

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1.2	Gender and Number

Any reference in this Agreement to gender includes all genders and words importing the singular include the plural and vice versa.

1.3	Certain Phrases

Except where expressly stated otherwise, in this Agreement:

(a)	“either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting;

(b)	“hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c)	“date hereof” refers to the date set forth in the initial caption of this Agreement;

(d)	“extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; and

(e)	when reference is made in this Agreement to information or documents having been “made available” to Purchaser, that shall include information and documents that were (i) contained in the Data Room no later than 5 p.m., Eastern Time, three (3) days prior to the date of this Agreement, or (ii) delivered to Purchaser, its independent accountants or its counsel.

1.4	Computation of Time Periods

If any action may be taken within, or any right or obligation is to expire at the end of, a period of days under this Agreement, then the first day of the period is not counted but the day of its expiry is counted. If the last day of any such period is not a Business Day, such period will end on the next Business Day.

1.5	Headings, etc.

The inclusion of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect or be used in the construction or interpretation of this Agreement.

1.6	Disclosure Schedules, Exhibits and Data Room Disclosure

(a)	If a matter is said to be set out, disclosed, listed, described or reflected in a particular section of the Disclosure Schedule, it is deemed to have been sufficiently disclosed to the Parties if such matter is fully and plainly described in that particular section of the Disclosure Schedule or there is, in that particular section, a specific cross-reference to another section of the Disclosure Schedule. No such matter is considered to be sufficiently disclosed if it is set out in any other section of the Disclosure Schedule unless there is full and plain description in the cross-referenced section.

(b)	The mere inclusion of an item in the Disclosure Schedule as an exception to a representation and warranty or covenant shall not constitute an agreement that a violation, right of termination, default, liability or other obligation or liability of any kind exists with respect to any item, nor shall it be construed as or constitute an admission by Seller that such item has had, or would have, a Material Adverse Change or a “material adverse effect” or that such item is material or meets or exceeds any monetary or other threshold specified for disclosure in this Agreement.

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(c)	Nothing set out in the Disclosure Schedule establishes a standard of materiality.

(d)	The Disclosure Schedule and the Exhibits to this Agreement form an integral part of this Agreement.

(e)	The Disclosure Schedule contains confidential information and may not be disclosed unless (i) it is required to be disclosed pursuant to applicable Law unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes, or (ii) a Party needs to disclose it in order to enforce or exercise its rights under this Agreement.

(f)	The purpose of the information contained in the Data Room is to set out the qualifications, exceptions and other information called for in this Agreement. The information and disclosures contained in the Data Room do not constitute or imply, and will not be construed as:

(i)	any representation, warranty, covenant or agreement which is not expressly set out in this Agreement;

(ii)	an admission of any liability or obligation of Seller;

(iii)	an admission that the information is material;

(iv)	a standard of materiality, a standard for what is or is not in the Ordinary Course or any other standard contrary to the standards contained in this Agreement; or

(v)	an expansion of the scope of effect of any of the representations, warranties or covenants set out in this Agreement.

1.7	Currency

All monetary amounts in this Agreement, unless otherwise specifically indicated, are stated in Canadian currency.

1.8	Knowledge

Where any representation or warranty in this Agreement is expressly qualified by reference to the knowledge or awareness of Target or Seller, it is deemed to refer to the actual knowledge, after due reasonable inquiry of Malek Chamoun.

1.9	Accounting Terms

When not referring to the Financial Statements, all accounting and financial terms and references not defined in this Agreement are to be interpreted in accordance with ASPE.

1.10	Statutory References

Unless otherwise specifically indicated, any reference to a statute in this Agreement refers to that statute and to the regulations made under that statute as at the date of this Agreement and the Closing Date, as the same may, from time to time, be amended, re-enacted or replaced.

1.11	No Presumption

The Parties and their counsel have participated jointly in the negotiation and drafting of this Agreement and each of the Transaction Documents. If an ambiguity or a question of intent or interpretation arises, this Agreement and each of the Transaction Documents are to be construed as if drafted jointly by the Parties. No presumption or burden of proof should arise in favour of any Party by virtue of the authorship of any provision of this Agreement or any of the Transaction Documents.

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1.12	Governing Law and Jurisdiction

(a)	This Agreement is governed by and is to be interpreted, construed and enforced in accordance with the Laws of the province of Quebec and the federal Laws of Canada applicable therein, without regard to conflict of law principles.

(b)	Subject to the dispute resolution provisions of this Agreement set forth in Sections 2.7(f), 9.1(d) and 8.7(b), each Party irrevocably (i) attorns and submits to the exclusive jurisdiction of the courts of Quebec, judicial district of Montreal, in any Legal Proceeding arising out of or relating to this Agreement and (ii) waives objection to the venue of any Legal Proceeding in such court or any argument that such court provides an inconvenient forum. The choice of forum set forth in this Section 1.12(b) shall not be deemed to preclude the enforcement of any Order obtained in such forum or the taking of any action under this Agreement to enforce the same, in any appropriate jurisdiction

Article 2
Purchased Shares and Purchase Price

2.1	Purchase and Sale

Subject to the terms and conditions of this Agreement, on the Closing Date Seller covenants and agrees to sell, assign, transfer and deliver to Purchaser and Purchaser covenants and agrees to purchase and acquire from Seller the Purchased Shares.

2.2	Purchase Price

(a)	The purchase price for all of the Purchased Shares shall be equal to $30,000,000 allocated as follows (the “Purchase Price”):

(i)	$20,000,000, cash at Closing;

(ii)	$5,000,000; the Investment Shares Value;

(iii)	$5,000,000 Earn-out Amount, as may be adjusted according to terms contained in this Agreement.

2.3	Pre-Closing Taxes and Transaction Expenses

The Pre-Closing Taxes and any Transaction Expenses as of Closing, shall be assumed in their entirety by the Seller.

2.4	Estimated Payments

(a)	On the day prior to the Closing Date, Seller shall provide Purchaser with a detailed statement (“Estimated Statement”) (a) containing the good faith estimate (with reasonable supporting information) of (i) the amount of Pre-Closing Taxes as of Closing (“Estimated Pre-Closing Taxes”), and (ii) the amount of Transaction Expenses (“Estimated Transaction Expenses”), (b) the resulting allocation of the Purchase Price, and (c) the amount of Current Liabilities, as stated in Exhibit C.

(b)	The “Estimated Cash Payment” shall be equal to:

(i)	the portion of the Purchase Price set out in Section 2.2(a)(i), less

(ii)	the Estimated Pre-Closing Taxes, less

(iii)	the Estimated Transaction Expenses.

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(c)	Purchaser shall have the opportunity to review and comment on the Estimated Statement and Seller shall provide Purchaser and its accountants copies of the work papers and supporting documents relating to the Estimated Statement. If at any time prior to Closing, Purchaser objects, in good faith, to any part of the Estimated Cash Payment, it shall advise Seller in writing of the particulars of its objection and the amounts in dispute. If the Parties are unable to settle the dispute prior to Closing, the amount in dispute shall be deducted from the Estimated Cash Payment and the reduced Estimated Cash Payment shall be the Estimated Cash Payment for the purposes of this Agreement, and the amount of the reduction shall be dealt with after Closing in accordance with Section 2.6.

2.5	Closing Payments

On the Closing Date, Purchaser shall pay the following:

(a)	the amount of any Transaction Expenses as of the Closing to the payees thereof by wire transfer of immediately available funds to an account or accounts designated by the Seller;

(b)	the Estimated Cash Payment by wire transfer of immediately available funds to such account as shall be designated by Seller for payment by Purchaser to Seller; and

(c)	the Investment Shares Value, by the issuance and delivery of the Investment Shares to the Seller and Transfer Agent.

2.6	Earn-Out Amount

(a)	As incentive consideration for the Purchased Shares, Purchaser shall pay to Seller a maximum amount equal to $5,000,000 (the “Earn-Out Amount”) in a maximum of twenty (20) partial and equal payments of $250,000, in accordance with Section2.6(d), for every $1,000,000 amount of Gross Sales above the 2022 Gross Sales for the first Earn-Out Period, and then for each $1,000,000 Gross Sales Increase.

(b)	For greater certainty, (i) if the Gross Sales for the first Earn-Out Period ending after the Closing Date is not $20,000,000 above the 2022 Gross Sales, in which case the total Earn-Out Amount would be due to Seller (20 x $250,000 = $5,000,000), then the Seller shall be entitled to the remaining of the Earn-Out Amount after the second Earn-Out Period, and so on, unless and until the Earn-Out Amount is paid in full to the Seller, (ii) the Earn-Out Amount for each Earn-Out Period following the first Earn-Out Period shall only apply to the Gross Sales amount in excess of the 2022 Gross Sales Amount for which no Earn-Out Amount was already paid to Seller by Purchaser (the Gross Sales Increase), and (iii) there shall be no negative Earn-Out Amount and any calculation of the Earn-Out Amount resulting in a negative number shall be deemed to be equal to zero for the applicable Earn-Out Period.

By way of example and for illustration purpose only:

Should the Gross Sales of the Target for the first Earn-Out Period exceed the 2022 Gross Sales by $5,500,000, then Seller shall be entitled to an Earn-Out Amount equal to 5.5 times $250,000.

Should the Gross Sales of the Target for the second Earn-Out Period exceed the 2022 Gross Sales by $9,000,000, then Seller shall be entitled to an Earn-Out Amount equal to 3.5 times $250,000.

(c)	For greater certainty and notwithstanding anything to the contrary herein, the first Earn-Out Period after the Closing Date shall be the twelve-month period ending on December 31, 2022 and the Earn-Out Amount for such first Earn-Out Period shall be calculated in reference to the 2022 Gross Sales in accordance with Section 2.6(a) hereof and payable not earlier than April 1st, 2023, subject to the Earn-Out Statement being final.

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(d)	Within 30 days following the financial statements of Target being final for each Earn-Out Period, such financial statements being part of Purchaser’s consolidated financial statements, Purchaser will, at Target’s expense, prepare and deliver to Seller a supporting draft calculation based on such financial statements (each an “Earn-Out Statement”) setting forth in reasonable detail Purchaser’ determination of the portion of the Earn-Out Amount in respect of the Earn-out Period. Each portion of the Earn-Out Amount for each Earn-Out Period shall become due immediately upon the end of the applicable Earn-Out Period, upon the Earn-Out Statement being final, and shall be payable in accordance with the provisions of Section 2.7(k) hereto, which will apply mutatis mutandis.

(e)	The provisions of Sections 2.7(b) to 2.7(l) hereto will apply, mutatis mutandis, with the necessary modifications, to the objections, if any, final determination and payment of the Earn-out Amount.

(f)	Until the Earn-out Amount is paid in full to the Seller, Purchaser shall undertake, all actions in good faith and not to knowingly cause or permit anything to be done to avoid the payment of or reduce any partial payment of the Earn-Out Amount, provided however, that the foregoing shall not prevent Purchaser and/or the Target considering Purchaser’s and/or the Target’s best interests and not designed to avoid the payment of or reduce the Earn-Out Amount, even if they ultimately have such an impact, and, if necessary, Purchaser shall make and shall cause the Target to make, their reasonably commercial efforts to adopt and implement the necessary adjustments not to adversely impact the Earn-Out Amount. Purchaser agrees that the Target will be operated in a manner consistent with the foregoing; provided however that Purchaser shall have no obligation to operate the Target in order to achieve or to maximize the Earn-Out Amount.

(g)	Notwithstanding anything to the contrary herein, any portion of the Earn-Out Amount payable to Seller, as determined in accordance with this Section 2.6, up the Maximum Escrow Amount, shall first be paid by Purchaser to the Escrow Agent by wire transfer in immediately available funds to such account as shall be designated by the Escrow Agent, for deposit into the Indemnity Escrow Account. For the avoidance of doubt, any portion of the Earn-Out Amount payable to Seller in excess of the Maximum Escrow Amount shall be paid by Purchaser directly to Seller in accordance with this Section 2.6.

(h)	Notwithstanding anything to the contrary in this Agreement, in the event that Seller’s employment with Target pursuant to the Employment Agreement (i) is terminated voluntarily by Seller or (ii) is terminated following Purchaser’s dismissal of Seller for serious reason or for cause (as defined in applicable Laws), Seller will not be entitled to any Earn-Out Amount that is not due as of the date of the termination of Seller’s employment with Target. If Seller is dismissed without cause within the four (4) years following the Closing Date, then the difference between the Earn-Out Amount and portion of the Earn-Out Amount paid to Seller prior to the date of dismissal shall immediately become due and payable to Seller, subject to the portion of such Earn-Out Amount in the Indemnity Escrow Account, which shall remain in escrow in accordance with the terms of the Escrow Agreement. For the avoidance of doubt, (i) any Earn-Out Amount due but not paid or payable as of the date of any voluntary termination of his employment by Seller or dismissal for serious reason or for cause (as defined in applicable Laws) shall be paid to Seller in accordance with the terms of this Agreement; and (ii) if Seller’s employment is terminated as a result of the death or disability of Seller (as defined in the Employment Agreement), Seller (or his heirs or legatees, as the case may be) will remain entitled to any portion of the Earn-Out Amount that is due or that will become due or payable pursuant to this Agreement.

2.7	Adjustment of Purchase Price

(a)	As soon as practicable (but in no event later than 120 days following the Closing Date), Purchaser shall deliver to Seller a statement (the “Closing Date Statement”) setting forth the calculation, with supporting written documentation and detail (including consolidated balance sheets of Target as of the Closing Date and supporting schedule setting forth in reasonable detail all assets and liabilities included therein), of (i) the amount of Pre-Closing Taxes as of the Closing (“Actual Pre-Closing Taxes”), (ii) the amount of Transaction Expenses as of the Closing (“Actual Transaction Expenses”), and (iii) the amount of the resulting True-Up Payment. The Closing Date Statement must be prepared in accordance with US GAAP. Seller shall provide Purchaser and its independent accountants access, upon every reasonable request, to all available books and records relating to Target.

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(b)	Until such time as the calculation of the True-Up Payment as shown on the Closing Date Statement is final, binding and conclusive on the Parties in accordance with this Section 2.7, (i) Purchaser shall, and shall cause Target to (i) provide Seller and his accountants copies of, and access upon reasonable notice at all reasonable times during normal business hours to, the work papers and supporting documents of Target relating to the Closing Date Statement; and (ii) use their commercially reasonable efforts to provide Seller and his accountants with copies of, and permit them access upon reasonable notice at all reasonable times during normal business hours to, the work papers and supporting documents of the auditors of Target relating to the Closing Date Statement.

(c)	If Seller has any objections to the Closing Date Statement, Seller shall, within 60 days after Seller’s receipt of the Closing Date Statement (the “Notice Period”), give written notice (the “Dispute Notice”) to Purchaser, and to the extent practicable based on the information available, specifying in reasonable detail such objections and the basis therefor.

(d)	If Seller does not deliver the Dispute Notice within such 60-day period, Purchaser’s determinations set out in the Closing Date Statement shall be final, binding and conclusive on Seller and Purchaser.

(e)	If Seller provides a Dispute Notice within the Notice Period, Seller and Purchaser shall negotiate in good faith during the 15 Business Day period (the “Resolution Period”) after the date of Purchaser’s receipt of the Dispute Notice to resolve any disputes regarding the amounts set forth in the Dispute Notice.

(f)	If Seller and Purchaser are unable to resolve all such disputes within the Resolution Period, then within 10 Business Days after the expiration of the Resolution Period, all unresolved disputes shall be submitted to the accounting firm KPMG LLP (the “Neutral Accountant”), who shall be engaged as an expert and not as an arbitrator, to provide a final, binding and conclusive resolution of all such unresolved disputes.

(g)	Within 15 days after the Neutral Accountant is appointed as described above, Purchaser shall forward a copy of the Closing Date Statement to the Neutral Accountant, and Seller shall forward a copy of the written objection(s) thereto, as well as, in each case, any relevant supporting documentation. The Neutral Accountant’s role shall be limited to resolving such objections and determining the correct calculations to be used on the disputed portions of the Closing Date Statement in order to determine the True-Up Payment. In resolving such objections, the Neutral Accountant shall apply the provisions of this Agreement concerning the determination of the Closing Date Statement. The Neutral Accountant shall promptly provide written notice of its resolution of such objections and determination of the True-Up Payment to Purchaser and Seller and the resulting adjustments shall be deemed finally determined for purposes of Section 2.7 and the decision of the Neutral Accountant shall be final and binding upon the Parties and will not be subject to appeal absent manifest error. The Neutral Accountant shall be instructed to use reasonable efforts to perform its services within 30 days of submission of the Closing Date Statement and objection(s) thereto, together with all relevant supporting documentation and, in any case, as soon as practicable after such submission. If the Neutral Accountant selected as described above is unable or unwilling to act when called upon pursuant to this Section 2.7, then the Parties shall promptly appoint a substitute to act in substitution for the original designee, (or if no substitute is so appointed within 15 days after the expiration of the Resolution Period, then such dispute shall be resolved by a single arbitrator, sitting in Montreal, Quebec, appointed by the ADR Institute of Canada upon application by either Party to be made within five (5) days thereafter), and, upon acceptance of such appointment, such substitute, or arbitrator so appointed, shall, for purposes of this Agreement, be deemed the Neutral Accountant, as applicable, and the time periods prescribed above in this Section 2.7(g) shall run from the date of such substitute’s or arbitrator’s acceptance of appointment hereunder.

(h)	The Neutral Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the disputed portions of the Closing Date Statement as originally submitted to the Neutral Accountant. For example, should the disputed portions of the Closing Date Statement total in amount to $1,000 and the Neutral Accountant awards $600 in favour of Seller’s position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by Seller.

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(i)	Notwithstanding anything to the contrary in this Agreement, any disputes regarding amounts shown in the Closing Date Statement shall be resolved as set forth in this Section 2.7.

(j)	If (i) the True-Up Payment is a positive number, then the Purchase Price shall be deemed increased by a corresponding amount and Purchaser shall pay to Seller the absolute amount of the True-Up Payment in accordance with Section 2.7(k) and, if (ii) the True-Up Payment is a negative number, then the Purchase Price will be deemed to be decreased by a corresponding amount and Seller shall pay to Purchaser the amount of the True-Up Payment in accordance with Section 2.7(k).

(k)	If the amount of the True-Up Payment is undisputed it shall be paid within five (5) Business Days after delivery of the Dispute Notice (or, if no Dispute Notice is delivered within the Notice Period, then five (5) Business Days after the last day of the Notice Period). If the amount of the True-Up Payment is disputed it shall be paid within five (5) Business Days after resolution during the Resolution Period or resolution by the Neutral Accountant, as applicable. The True-Up Payment shall be made by wire transfer of immediately available funds to a bank account designated by the recipient Party.

(l)	The determination and adjustment of the Purchase Price in accordance with the provisions of this Section 2.7 shall not limit or affect any other rights or causes of action which either Purchaser or Seller may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement.

2.8	Interest

Any and all amounts payable pursuant to this Agreement, including all adjustments and indemnities hereunder, outstanding at any time in whole or in part beyond the delay provided for payment shall bear interest on the outstanding sum owing thereunder at the rate per annum equal to the Prime Rate plus five percent (5%) per annum, calculated daily and payable monthly in arrears on the last day of each and every month, with interest on all overdue interest at the same rate and calculated and payable in the same manner.

Article 3
Representations and Warranties WITH RESPECT TO TARGET

Seller hereby represents and warrants as follows to Purchaser and acknowledges and confirms that Purchaser is relying upon the representations and warranties in entering into this Agreement and purchasing the Purchased Shares:

3.1	Incorporation and Corporate Power

Target is a solvent Person (within the meaning of the Bankruptcy and Insolvency Act (Canada) duly incorporated, amalgamated or continued, as the case may be, organized and existing under the Laws of its jurisdiction of incorporation, amalgamation or continuation, as the case may be, and has the corporate power and authority to own and operate its Property, carry on its business in each jurisdiction in which it carries on such business and enter into, deliver and perform its obligations under the Transaction Documents to which it is a party.

3.2	Corporate Authorizations

The execution, delivery and performance by Target of the Transaction Documents to which it is a party:

(a)	have been duly authorized by all necessary corporate action on the part of such party; and

(b)	do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any of its constating documents, shareholders’ agreements, by-laws or resolutions of its board of directors or shareholders.

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3.3	No Conflict

The execution, delivery and performance by Target of the Transaction Documents to which it is a party do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance):

(a)	result in a breach or a violation of, conflict with, or cause the termination or revocation of, any Authorization held by Target or necessary to the ownership or use of its Property or the operation of the Business and to the ownership;

(b)	result in or require the creation of any Encumbrance upon any Property of Target or any Leased Properties;

(c)	result in a breach or a violation of, or conflict with, (i) any Order binding on Target, (ii) any Law applicable to Target, or (iii) any Material Contract binding on or affecting Target, subject to the provision of appropriate notice or the obtention of the required Authorization or Consent whenever required by the terms of any such Material Contract as set out in Section 3.4 of the Disclosure Schedule; or

(d)	result in or give any Person the right to seek, or to cause:

(i)	the termination, cancellation, amendment or renegotiation of any Contract binding on or affecting Target, subject to the provision of appropriate notice or the obtention of the required Authorization or Consent whenever required by the terms of any such Material Contract as set out in Section 3.4 of the Disclosure Schedule;

(ii)	the acceleration of any debt or other obligation of Target, subject to the provision of appropriate notice or the obtention of the required Authorization or Consent whenever required by the terms of any such Material Contract as set out in Section 3.4 of the Disclosure Schedule; or

(iii)	the forfeiture or other loss, in whole or in part, of any benefit which would otherwise accrue to Target and be materially detrimental to the Target or the Business.

3.4	Authorizations and Consents

Except as set out in Section 3.4 of the Disclosure Schedule, there is no requirement for Target to make any filing with, give any notice to, or obtain any Authorization or Consent of, any Governmental Authority or any Person who is a party to a Material Contract binding on or affecting Target, as a result of, or in connection with, or as a condition to the lawful completion of, the transactions contemplated by the Transaction Documents to which Target is a party.

3.5	Execution and Binding Obligation

The Transaction Documents to which Target is a party have been (or will be) duly executed and delivered by Target and constitute (or will constitute) legal, valid and binding obligations of Target, enforceable against it in accordance with its terms.

3.6	Authorized and Issued Capital of Target

(a)	The authorized capital of Target consists of an unlimited number of Class A common shares and Class B to K preferred shares, of which 10,000 Class A common shares have been duly issued and are outstanding, which are all fully paid and non-assessable. No shares of any class of preferred shares have been issued or are outstanding. Target Shares represent all of the issued and outstanding securities in the capital of Target and have been issued in compliance with all applicable Laws. Target is and has always been a private issuer (as such term is defined in Section 2.4 of Regulation 45-106 respecting Prospectus Exemptions (Québec)). No shares or other securities of Target have been issued in violation of any pre-emptive or similar rights of the current or past holders of equity interests in Target. The Shares are owned of record and beneficially by the Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Purchaser shall own all of the Shares, free and clear of all Encumbrances.

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(b)	Except as set out in Section 3.6 of the Disclosure Schedule, no resolution or consent of the directors or shareholders of Target is required to authorize or approve the transfer of the Target Shares to Purchaser or any of the other transactions contemplated in the Transaction Documents.

(c)	There are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, arrangements, or commitments of any kind relating to the share capital of Target or obligation of the Seller or Target to issue or sell any shares of, or any other interest in, Target. Target does not have outstanding or authorized any share appreciation, phantom stock, profit participation, or similar rights. There are no voting trusts, stockholder agreements, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(d)	None of the issued and outstanding securities of Target are held, directly or indirectly by any person or entity considered by FINRA as unacceptable. In the event Target is notified by FINRA that it has a shareholder that is unacceptable to FINRA, Seller, at its sole cost, shall take all action necessary to remedy such situation. Failure of Seller to successfully take such action shall cause this Agreement to be voidable, at the election of the Purchaser.

3.7	No Other Agreements to Purchase

Except for Purchaser’s rights under this Agreement, no Person has any written or oral agreement, option, warrant, understanding or commitment or any right or privilege (whether by Law, contractual or otherwise) capable of becoming such for:

(a)	the direct or indirect purchase or acquisition from the Seller of any of the Target Shares; or

(b)	the purchase, subscription, allotment or issuance of any of the unissued shares or other securities of Target.

3.8	Dividends and Other Distributions

Except as specifically contemplated under the Pre-Closing Transactions, since the Reference Date, Target has not declared or paid any dividends or declared or made any return of capital or other distribution on any of its shares or other securities nor Target has, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or other securities or agreed to do any of the foregoing.

3.9	Officers and Directors

A true and complete list of all of the directors and officers of Target as of the date of this Agreement is set out in Section 3.9 of the Disclosure Schedule.

3.10	Shareholder Agreements

Except as set out in Section 3.10 of the Disclosure Schedule, Target has never been a party to, subject to, or affected by, any unanimous shareholders agreement or declaration and there is no shareholder agreement, pooling agreement, voting trust or other similar agreement which restricts, in whole or in part, the powers of the directors to manage, or supervise the management of, the business and affairs of Target or which affects the ownership or voting of any of the securities of Target.

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3.11	Qualification

Target is qualified, licensed or registered to carry on business in the jurisdictions set out in Section 3.11 of the Disclosure Schedule, which include all jurisdictions in which:

(a)	the nature of its Property or the Business makes such qualification necessary;

(b)	Target owns or leases any Property; or

(c)	Target conducts any Business.

3.12	Corporate Records

The Corporate Records are complete and accurate in all material respects and all corporate proceedings and actions reflected in such Corporate Records have been conducted or taken in compliance with all applicable Laws and with the articles and by-laws of Target.

3.13	Subsidiaries

Target has no Subsidiaries and holds no securities or other ownership, equity or proprietary interests in any other Person.

3.14	Conduct of Business in Ordinary Course

Except as set out in Section 3.14 of the Disclosure Schedule and as specifically contemplated under the Pre-Closing Transactions, since the Reference Date, the Business has been carried on in the Ordinary Course. Without limiting the generality of the foregoing, Target has not:

(a)	sold, transferred or otherwise disposed of any Property except

(i)	assets which are obsolete and which, individually or in the aggregate, do not exceed $25,000 in book value; and

(ii)	inventory sold in the Ordinary Course.

(b)	granted or suffered any Encumbrance upon any Property other than a Permitted Encumbrance;

(c)	issued or sold any shares, bonds or other securities of Target;

(d)	made any capital expenditures;

(e)	paid any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, exceeded $25,000 other than in the Ordinary Course;

(f)	increased its indebtedness for borrowed money or made any loan or advance to any Person, or assumed, guaranteed or otherwise became liable with respect to the obligation of any Person;

(g)	cancelled any debts or claims owed to it or amended, terminated or waived any rights of value to Target which, individually or in the aggregate, exceeded $25,000;

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(h)	made any bonus or profit sharing distribution or similar payment of any kind other than in accordance with the Employee Plans;

(i)	made any payment to an officer, director, former director, Employee or related party other than at the regular rates payable by way of salary or other remuneration or for the reimbursement of expenses incurred in the Ordinary Course;

(j)	removed or appointed any auditor or director or terminated or hired any officer or other senior Person;

(k)	made any change in the compensation paid or payable to any officer or director of Target or granted any increase in the rate of wages, salaries, bonuses or other remuneration of any Employees;

(l)	suffered any extraordinary loss, damage or destruction, whether or not covered by insurance;

(m)	terminated or suffered the termination of, any Material Contract other than due to its expiration in accordance with its terms and not as a result of the potential completion of the transactions contemplated by this Agreement;

(n)	written down the value of any Property owned or used by Target, including inventory and capital lease assets, except on account of short-dated or expired product shelf life, depreciation and amortization in the Ordinary Course;

(o)	waived or written off as uncollectible any accounts receivable or any portion thereof other than as provisioned for in the Financial Statements;

(p)	increased its reserves for contingent liabilities;

(q)	suffered any material shortage or any cessation or material interruption of inventory shipments, supplies or ordinary services;

(r)	made any forward purchase commitments either in excess of the requirements of Target for normal operating purposes or at prices higher than the current market prices;

(s)	compromised or settled any litigation or action by a Governmental Authority relating to any Property used by Target (including the Leased Properties) or the Business;

(t)	cancelled or reduced any insurance coverage;

(u)	permitted any of its facilities to be shut down for any period of time in excess of 12 hours;

(v)	made any material change in the method of billing or the credit terms made available to the customers of the Business;

(w)	made any change in any method of accounting or auditing practice;

(x)	amended its organizational documents or structure; or

(y)	authorized, agreed or otherwise committed, whether or not in writing, to do any of the foregoing.

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3.15	No Material Adverse Change

Except as disclosed in Section 3.15 of the Disclosure Schedule, since the Reference Date, there has not been any Material Adverse Change.

3.16	Compliance with Laws

(a)	General. Target has maintained all Books and Records and its Corporate Records, has duly complied with, and is conducting and has always conducted the Business and any past business, in compliance with all applicable Laws in all material respects. Target has not received any written complaint or notice of any breach or violation by it of any such Laws. There is no investigation, request for information, or other proceeding by any Governmental Authority pending or, to the knowledge of the Seller, threatened against the Target.

(b)	Privacy Laws. All Personal Information handled by Target:

(i)	has been collected, used or disclosed with the consent of each individual to which such Personal Information relates (if such consent was required under applicable Privacy Laws) or for a purpose in respect of which consent may, under applicable Privacy Laws, be implied; and

(ii)	has been used only for the purposes for which the Personal Information was initially collected or for a subsequent purpose for which consent was subsequently obtained;

(c)	Anti-Corruption.

(i)	Target has not, nor, to the knowledge of Seller, any other Person acting on Target’s behalf has: (A) used any funds for any unlawful payment or purpose (including unlawful payments relating to political activity to government or public officials or others in any jurisdiction or established or maintained any unlawful or unrecorded funds in violation of Law); (B) paid, directly or indirectly, any fee, commission or other sums of money or other Property, however characterized, to any governmental official or client or supplier of Target for any unlawful purpose; or (C) has committed any act that constitutes a breach of the Corruption of Foreign Public Officials Act (Canada), the United States Foreign Corrupt Practices Act, or any similar Law in any other jurisdiction, and Target has adopted and implemented and maintains and enforces policies and procedures designed to ensure continued compliance with such Laws.

(ii)	Target has not, nor, to the knowledge of Seller, any other Person acting on Target’s behalf has violated any Law (including any Law regulating lobbying, accounting, bids or conflicts of interests), which violation could have an adverse effect on: (A) Purchaser’s ability to conduct normal operations of the Business after the Closing; or (B) the ability of Seller to complete the transactions contemplated by this Agreement. No change, fact, event, circumstance, condition or omission has occurred that has or could have Target suspended or debarred from doing business with a Governmental Authority or otherwise prevent Target or the Business from enforcing, biding or applying for Contracts with a Governmental Authority.

(d)	Sanctions. Target has not sold any product or furnished any service in violation of any sanction applicable under the United Nations Act, the Special Economic Measures Act, the Freezing Assets of Corrupt Foreign Officials Act, the Corruption of Public Foreign Officials Act or any other similar Law or foreign equivalent.

3.17	Business Authorizations

(a)	Target owns, possesses or lawfully uses in the operation of the Business, all Authorizations which are necessary for it to conduct the Business or for the ownership and use of any Property used by Target (including the Leased Properties). All such Authorizations are set out in Section 3.17 of the Disclosure Schedule (the “Business Authorizations”).

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(b)	Each Business Authorization is (i) valid, subsisting and in good standing, and (ii) renewable by its terms, by applicable Laws or in the Ordinary Course, agree to any materially different terms or conditions or pay any amounts other than routine filing fees.

(c)	Except as disclosed in Section 3.17(c) of the Disclosure Schedule, Target is not in default or breach of any Business Authorization and no Legal Proceeding is pending or, to the knowledge of Seller, threatened to revoke or limit any Business Authorization.

3.18	Regulatory Matters

(a)	Target has obtained all clearances, authorizations, licenses and registrations required by any foreign or domestic Governmental Authority (including, without limitation, Health Canada and the FDA, if applicable) to permit the conduct of its business as currently conducted. Target has filed with the applicable regulatory authorities (including, without limitation, Health Canada, the FDA or any other applicable Governmental Authority performing functions similar to those performed by Health Canada or the FDA) all materially required filings, declarations, listings, registrations, reports or submissions, including but not limited to adverse event reports. All such filings, declarations, listings, registrations, reports or submissions were in compliance with applicable Laws when filed (or were corrected or supplemented by a subsequent submission), and no material deficiencies have been asserted by any applicable Governmental Authority with respect to any such filings, declarations, listing, registrations, reports or submissions.

(b)	All products labeled, distributed, marketed, stored, sold, imported by or on behalf of Target that are subject to the jurisdiction of Health Canada, the FDA or any other applicable Governmental Authority performing functions similar to those performed by Health Canada or the FDA have been and are being labeled, distributed, marketed, stored, sold, and imported, as applicable, in all material respects in compliance with Health Canada Laws, any comparable Laws enforced by any other comparable Governmental Authority that has jurisdiction over the operations of Target, or any other applicable Law, including those regarding labeling, advertising, record-keeping, and adverse event reporting. Target has not (i) made an untrue statement of a material fact or fraudulent statement to Health Canada or any comparable Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to Health Canada or any comparable Governmental Authority, or (iii) committed any other act, made any statement or failed to make any statement that (in any such case) establishes a reasonable basis for Health Canada to invoke its fraud, untrue statements of material facts, bribery, and illegal gratuities policy. Target is not the subject of any pending or, to the knowledge of Seller, threatened investigation by Health Canada.

(c)	To the knowledge of Seller, there are no currently existing facts that will (i) cause the withdrawal or recall, or require suspension or additional approvals or clearances, of any product currently sold by Target, (ii) require a change in the manufacturing, marketing classification, labeling or intended use of any such product, or (iii) require the termination or suspension of marketing of any such product. No product has been recalled or subject to a field safety notification (whether voluntarily or otherwise) or other similar safety notification or safety alert from Health Canada or any other Governmental Authority that has jurisdiction over the operations of Target; and (ii) Target has not received written notice (whether completed or pending) of any proceeding seeking recall, suspension or seizure of any product.

(d)	Target is in material compliance and at all times has been in material compliance with all Laws applicable to the operation of its business.

(e)	Target has not been, and none of its officers, directors, or employees have ever been, (i) debarred, suspended, or excluded from participation under a federal health care program and/or under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a (a) and (b), or (ii) convicted of a crime for which a person can be debarred, suspended, or excluded.

3.19	Sufficiency of Assets

(a)	The Business is the only business operation carried on by Target and the Property respectively owned by Target include all Property necessary for the conduct after Closing of the Business substantially in the same manner as it was conducted prior to Closing.

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(b)	No Property (including, for the avoidance of doubt, any Business Authorization) used in or held for use in connection with the business or activities of Target or purported to be owned by Target are owned by any Person other than such Target, except for the Leased Properties, the personal properties leased by Target and the Intellectual Property licensed to Target, and no Seller or Related Party of any Seller has any direct or indirect interest in any Property used or held for use in connection with the business or activities of Target.

3.20	Superfluous or Former Assets

(a)	Target does not own or possess any Property which is not necessary for the purpose of conducting the Business as it is currently being conducted.

(b)	Except as disclosed in Section 3.20 of the Disclosure Schedule, Target is not and has never been the owner or lessee of, or subject to any agreement, option or right to own or lease, any real or immovable Property or any interest in any real or immovable Property, other than the Leased Properties.

3.21	Title to the Assets

Target owns (with good, valid and marketable title) all of the properties that it purports to own including all the properties reflected as being owned by Target on the balance sheet forming part of the Financial Statements or otherwise in its Books and Records. Target has legal and beneficial ownership of such properties free and clear of all Encumbrances other than Permitted Encumbrances. This Section 3.21 does not relate to Intellectual Property, which is the subject of Section 3.27.

3.22	No Options, etc.

No Person has any written or oral agreement, option, understanding or commitment, or any right or privilege (whether by Law, contractual or otherwise) capable of becoming such for the purchase or other acquisition from Target of any of its Property other than pursuant to purchase orders for inventory sold in the Ordinary Course.

3.23	Condition of Assets

(a)	Personal or Movable Property. Subject to normal wear-and-tear, the machinery, equipment, vehicles and other tangible personal or movable Property owned, leased or otherwise used by Target are in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put. None of such machinery, equipment, vehicles or other Property is in need of maintenance or repairs except for ordinary routine maintenance and repairs that are not material in nature or cost. During the five (5) years preceding the date of this Agreement, there has not been any significant interruption of operations (being an interruption of at least two (2) consecutive Business Days) of the Business due to inadequate maintenance of any of its Property or the Leased Properties.

(b)	Real or Immovable Property.

(i)	Target does not own any immovable property.

(c)	Lease and Leased Properties.

(i)	Target is not a party to, or under any agreement to become a party to, any real or immovable Property lease other than the Lease, true, correct and complete copies of which have been made available to Purchaser. The Lease is in good standing, creates a good and valid leasehold estate in favour of Target party thereto in the Leased Properties thereby demised and is in full force and effect without amendment, except as set out in Section 3.23(c) of the Disclosure Schedule.

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(ii)	With respect to each Lease where Target is a lessee:

(A)	such Lease (or a notice in respect of the Lease) has been properly registered in the office of the appropriate land registry division;

(B)	all rents and additional rents have been paid as of the Closing Date;

(C)	no waiver, indulgence or postponement of Target’s obligations have been granted by the lessor;

(D)	there exist no event of default or event, occurrence, condition or act (including the purchase of the Purchased Shares) which, with the giving of notice, the passage of time or the happening of any other event or circumstance, would become a default under such Lease or give rise to a right of amendment, cancellation or termination of the Lease or restrict the ability of Target to exercise any of its rights as lessee thereunder, including renewal of extension options or first rights of refusal contained therein; and

(E)	to the knowledge of Seller, all of the covenants to be performed by any party (other than Target) under such Lease have been fully performed as of the Closing Date.

(iii)	The Leased Properties are suitably zoned for the Business as presently conducted and are adequate and suitable for the purpose for which they are currently being used by the Target.

(iv)	The Leased Properties are fully serviced for the purpose of the Business.

(v)	Any work or leasehold improvements (including any improvements, installations or alterations) made, erected or installed by or at the request of Target to any of the Leased Properties have been made pursuant to and in accordance with building permits duly and properly issued and supplemented, where and if applicable, by appropriate certificates of occupancy. All payments owing to contractors, sub-contractors, workers or any suppliers of goods, services or utilities with respect to the Leased Properties have been paid in full, without subrogation. All delays to register legal hypothecs against the Leased Properties arising out of construction, renovation or work shall have expired prior to the Closing Date and, on the Closing Date, no such legal hypothecs or liens shall have been registered or remain undischarged.

(vi)	No Legal Proceeding currently exists with, or to the knowledge of Seller, is threatened by, any Governmental Authority having jurisdiction over the Leased Properties with respect to any Laws which affect the Leased Properties or any part thereof or to which the Leased Properties or any part thereof is subject, or as to the application of any such Laws to any part of the Leased Properties.

(vii)	To the knowledge of the Seller, none of the Leased Properties, nor their use, operation or maintenance for the purpose of carrying on the Business, violates any restrictive covenant or any provision of applicable Law.

(viii)	To the knowledge of Seller, no condemnation, rezoning, dedication or expropriation Legal Proceeding is pending or threatened against any of the Leased Properties, and, to the knowledge of Seller, there is no plan, study, notice of intent or pending by-law which, if implemented, would change the zoning of any of the Leased Properties or adversely affect the ability of Target to carry on the Business in the Ordinary Course. There are no outstanding work orders from or required by any Governmental Authority and there are no matters under discussion with or by Target relating to work orders on or in respect of the Leased Properties.

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3.24	Material Contracts

Except for the Related Party Contracts, the Contracts, and the letters of credit of Target set out in Section 3.24 of the Disclosure Schedule (collectively, the “Material Contracts”) and Employee Plans of Target, Target is not a party to or bound by:

(a)	any material license, sublicense, option, material transfer agreement, development agreement, purchase agreement or other similar Contract (i) relating to any Business IP or (ii) to which Target is a party and pursuant to which Target is granted a license under, or granted an option to obtain a license under, any Intellectual Property rights of a third party other than licenses to use generally commercially available, off-the-shelf software programs;

(b)	any Contract (or group of related Contracts) for the purchase or sale of materials, supplies, equipment or services (i) involving, in the case of any such Contract, the payment by Target of more than $25,000 in aggregate in any 12-month period, or (ii) which contains minimum purchase commitments or requirements or other terms that restrict or limit the purchasing or selling ability of Target;

(c)	any Contract that expires, or may be renewed at the option of a Person other than Target so as to expire, more than one (1) year after the date of this Agreement;

(d)	any promissory note, debenture, loan agreement, letter of credit, letter of guarantee or other Contract for the borrowing of money, any currency exchange, commodities or other hedging or swap arrangement or any leasing transaction of the type required to be capitalized in accordance with ASPE;

(e)	any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $25,000 in the aggregate;

(f)	any confidentiality, secrecy or non-disclosure Contract or any Contract limiting the freedom of Target to engage in any line of business, compete with any Person, solicit any Person, operate its assets at maximum production capacity or otherwise restricting its ability to carry on the Business;

(g)	any Contract pursuant to which Target is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal or movable Property;

(h)	any Contract with an Affiliate of Target, any Seller or any Related Party of any Seller;

(i)	any Contract of guarantee, support, indemnification or assumption or any similar commitment with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(j)	any partnership, joint venture, or other similar Contract, any Contract involving a sharing of profits with any Person or any Contract relating to the acquisition or disposition of any business (whether by merger, sale of shares, sale of assets or otherwise);

(k)	any Contract with any Governmental Authority;

(l)	any collective bargaining agreement or any other Contract with a labour or trade union, employee association, works council, or other employee representative;

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(m)	any employment or consulting Contract with any executive officer, employee or consultant of Target earning a base amount of $75,000 or more or which is not terminable by Target upon providing reasonable notice in accordance with applicable Law;

(n)	any Contract under which Target is, or may become, obligated to incur any retention bonus, change in control bonus or payment, severance pay, special compensation, transaction fee or other similar payment which may become payable, directly or indirectly, by reason of this Agreement or the transactions contemplated hereby;

(o)	any Contract that (i) contains most favoured customer or supplier\vendor pricing provisions or (ii) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person;

(p)	any Contract requiring the payment by or to Target of a royalty, override or similar commission or fee of more than $25,000 in any one year;

(q)	any Contract under which Target has, or may have, any liability to any investment bank, broker, financial advisor, finder’s agent or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s agent or similar fees or expenses in connection with this Agreement or the transactions contemplated hereby); or

(r)	any other Contract material to the Business or any of its Property or any Contract made outside of the Ordinary Course.

True, correct and complete copies of all Material Contracts have been made available to Purchaser.

3.25	No Breach of Contracts

(a)	Target has performed all of the obligations required to be performed by it and is entitled to all benefits under each Contract entered into by or binding upon Target and Target is not alleged to be in default or breach of, nor has received any notice of breach in connection with, any such Contract.

(b)	Each of the Material Contracts is in full force and effect, to the knowledge of Seller, no party is in breach of any of its covenants thereunder and the Seller is not aware of any default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or circumstance, would become a breach of, or a default or event of default under, any Material Contract.

(c)	To the knowledge of Seller, all the covenants to be performed and the obligations to be fulfilled by any other party to each Contract (other than a Material Contract) entered into by or binding upon Target have been fully performed and fulfilled in all material respects.

3.26	Related Party Transactions

(a)	Section 3.26 of the Disclosure Schedule sets forth all Contracts between Target and any Affiliate of Target, any Seller or any Related Party of the Seller (the “Related Party Contracts”).

(b)	Except as set forth in Section 3.26 of the Disclosure Schedule;

(i)	no amount is receivable or payable by Target to, or from, any Affiliate of such Target, any Seller or any Related Party of any Seller; and

(ii)	since the Reference Date, there has been no repayment, forgiveness or other release of a debt owed by or to any Affiliate of Target, any Seller or any Related Party of any Seller.

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3.27	Intellectual Property

(a)	Business IP. Section 3.27(a) of the Disclosure Schedule contains:

(i)	in the case of registered Owned IP that results from an application, a complete and accurate list of all such Owned IP containing a brief description of such Owned IP, a list of all the jurisdictions in which such Owned IP has been issued or applied for, including the respective issuance or application numbers, filing dates and the names of all registered owners or assignees; and

(ii)	in the case of the Licensed IP, a complete and accurate list of all Contracts entered into in connection with the Licensed IP other than Contracts for commercially available software products under standard end-user license agreements obtained for less than $5,000 individually.

(b)	Owned IP. Except as listed in Section 3.27(b) of the Disclosure Schedule, Target owns all right, title and interest in and to its Owned IP free and clear of any Encumbrance and has the exclusive rights (and is not contractually obligated to pay any compensation to any other Person in respect thereof) to the use or practice thereof or the material covered thereby. Except for Licensed IP, no license to an Intellectual Property Right owned by any other Person is required to freely use or practice the Owned IP.

(c)	Licensed IP. Each Contract entered into in connection with the Licensed IP is valid, subsisting and in good standing and there is no material default by Target, as the case may be, thereunder nor is there, to the knowledge of Seller, any material default by the other parties thereto. Target has not received any notice of default in connection with any Contract relating to Licensed IP.

(d)	No Infringement by Target. To the knowledge of Seller, no Owned IP, service rendered by Target or product currently or proposed to be developed, manufactured, produced or used by Target, infringes upon any of the Intellectual Property Rights owned or held by any other Person. Target has not, nor any of the directors, officers or employees of Target has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with respect to any Business IP.

(e)	No Infringement of Owned IP. To the knowledge of Seller, there is no and has not been any unauthorized use, infringement or misappropriation of any Owned IP by any other Person.

(f)	No License or Transfer of Business IP. Target has not authorized any Person (other than its employees, independent contractors and licensees in the Ordinary Course) to use, or granted any Person any option to acquire any rights to or licences to use, sell, assign or otherwise transfer, any Business IP.

(g)	Valid use of Business IP. To the knowledge of Seller, no Business IP is being used or enforced by Target nor by their respective employees, directors, shareholders, consultants, independent contractors or other Persons with access to Business IP, in a manner that would likely result in its abandonment, cancellation or unenforceability.

(h)	Creation of Owned IP. All of the Owned IP was developed by employees of Target during the time they were employed or engaged by Target. All of the employees of Target who may have contributed to the development of Owned IP have duly executed and delivered Employee IP Agreements, which Employee IP Agreements effect the assignment, without additional consideration, to Target of all the Intellectual Property conceived or reduced to practice during the course of such employee’s employment. Such Employee IP Agreements provide that the employees have waived all of their non-assignable rights (including moral rights) in such Intellectual Property. Target is not aware of any breach of any of the Employee IP Agreements with respect to the Owned IP.

(i)	Rights to Owned IP. To the knowledge of Seller, no director, shareholder, employee, consultant or independent contractor of Target or any other Person holds, without an obligation to assign, whether directly or indirectly, any right whatsoever in any Owned IP.

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(j)	Complete use of Business IP. Except as listed in Section 3.27(j) of the Disclosure Schedule, the Business IP provides appropriate rights to all of the Intellectual Property necessary or useful for the proper carrying on of the Business as currently conducted or currently contemplated to be conducted.

(k)	No Infringement on Business IP. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not in any way affect any instrument or agreement governing any Business IP, subject to any Consents that may be required for Material Contracts as disclosed in Section 3.4 of the Disclosure Schedule.

(l)	No Indemnity. Except as set out in Section 3.27 of the Disclosure Schedule, Target has not entered into any Contract to indemnify any other Person against any charge of infringement, misappropriation or misuse of any Intellectual Property.

3.28	Information Technology

(a)	Section 3.28 of the Disclosure Schedule sets out a true, correct and complete list of all material Information Technology owned, licensed, used or held for use in connection with the Business and all Contracts relating to the maintenance and support, security, disaster recovery management and utilization of such Information Technology.

(b)	Except as set out in Section 3.28 of the Disclosure Schedule, none of the Information Technology depends upon any service, technology or data of any third party (other than the Internet). Except as set out in Section 3.28 of the Disclosure Schedule, such Information Technology is sufficient for the conduct of the Business in the Ordinary Course after Closing.

(c)	In the event of a failure of the computer systems operated by or on behalf of the Business, these computer systems and the data and other material contained therein can be recovered or replaced without disruption to the Business.

3.29	Accounts Receivable

(a)	The accounts receivable of Target shown on the financial Books and Records are:

(i)	actual and bona fide receivables resulting from the conduct of the business of Target in the Ordinary Course;

(ii)	subject to customary trade terms; and

(iii)	collectible without set-off (except as per the current set off business practice between Target and McKesson Canada) or counterclaim.

(b)	Any reserves provided for accounts receivable in the financial Books and Records of Target have been computed in accordance with ASPE applied on a consistent basis.

3.30	Books and Records

All accounting and financial Books and Records have been fully, properly and accurately kept and are complete in all material respects. The Books and Records are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which are not or will not be available to Target in the Ordinary Course prior to and after Closing.

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3.31	Financial Statements

The Financial Statements have been prepared from and using the Books and Records in accordance with US GAAP applied on a basis consistent with those of previous fiscal years, are complete and accurate in all material respects and present fairly (a) the assets, liabilities, sales, income, losses, retained earnings, accruals, reserves, adjustments and financial condition of Target, (b) the results of operations of Target, and (c) the changes in financial position of Target, all as at the dates and for the periods specified in such statements. True, correct and complete copies of the Financial Statements are attached as Section 3.31 of the Disclosure Schedule.

3.32	No Undisclosed Liabilities

Except as reflected or reserved against in the balance sheet forming part of the Financial Statements, Target does not have any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) other than liabilities and obligations incurred in the Ordinary Course since the Reference Date.

3.33	Bank Accounts and Powers of Attorney

Section 3.33 of the Disclosure Schedule is a true, correct and complete list showing:

(a)	all bank accounts of Target, the name and address of each bank branch in which Target has an account or safety deposit box and the names of all Persons authorized to draw on the account or to have access to the safety deposit box; and

(b)	the names of all Persons holding powers of attorney for Target, true, correct and complete copies of which have been made available to Purchaser.

3.34	Customers and Suppliers

Section 3.34 of the Disclosure Schedule sets out a true, correct and complete list of the 10 largest customers (including distributors) and 10 largest suppliers of Target by dollar amount for the 12-month period prior to Closing. Such list includes the value of the sales and purchases for each such customer and supplier during that time. No such customers or supplier has indicated that it intends to modify its relationship with Target in a manner substantially different than as existing prior to the date of this Agreement.

3.35	Product Liability and Warranty Claims

(a)	To the knowledge of Seller, the products commercialized by Target have been manufactured in accordance with, and meet all requirements of, applicable Law and meet the specifications in all Contracts with customers of Target relating to the sale of such products, in all material respects. Without limiting the generality of Section 3.37, there are no claims against Target pursuant to any product warranty or with respect to the production, distribution or sale of defective or inferior products or with respect to any warnings or instructions concerning such products. All services provided by Target to its customers have been provided in accordance with applicable Law and the terms of all Contracts relating thereto.

(b)	Target has not received any written threats or complaints material in nature, nor is Target otherwise aware of any such complaints, from any customer relating to any of the products sold or services rendered by Target which have not been completely remedied or satisfied prior to the Closing Date.

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(c)	No product commercialized by Target has been the subject of any voluntary or involuntary recall.

(d)	Except as set out in Section 3.35 of the Disclosure Schedule, there is no pending or, to the knowledge of Seller, threatened investigation or Legal Proceeding relating to:

(i)	any alleged hazard or defect in design, manufacture, installation, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty, relating to any service provided or product manufactured, installed, distributed or sold by or on behalf of Target; or

(ii)	any breach of any of the product warranties, indemnities or performance guarantees given to customers of the Business.

3.36	Insurance

Section 3.36 of the Disclosure Schedule is a list of insurance policies which are maintained by or on behalf of Target setting out, in respect of each policy, a description of the type of policy, the name of insurer, the coverage, the expiration date, the annual premium and any pending claims. Target is not in default with respect to any of the provisions contained in the insurance policies, nor has it failed to give any notice or to present any claim under any insurance policy in a due and timely fashion. Except as set out in Section 3.36 of the Disclosure Schedule, in the past three (3) years, there has been no change in the relationship of Target with its insurers, the availability of coverage, or the premiums payable pursuant to the policies. To the knowledge of Seller, there are no circumstances or occurrences which would reasonably be expected to form the basis of a material increase in premiums for the current insurance coverage maintained by Target.

3.37	Litigation

(a)	Except as set out in Section 3.37 of the Disclosure Schedule:

(i)	no Legal Proceeding is in progress, pending or threatened, against or affecting Target, any of their officers or directors (in their capacity as such), the Business or any of their Property and products, including in respect of any Taxes, any employment matters, any Employee Plan (other than routine claims for benefits), or any other aspect of the Business;

(ii)	no event has occurred or to the knowledge of Seller, circumstance exists which may give rise to, or serve as a valid basis for, the commencement of any such Legal Proceeding;

(iii)	in the past 5 years, Target has not been subject to any Order entered in any Legal Proceeding nor settled any claim prior to being sued or prosecuted or any Order being rendered in respect of it; and

(iv)	Target has not undergone during the last 5 years and is not currently undergoing, any audit, assessment or re-assessment, review, inspection, investigation, survey or examination of any records by any Governmental Authority, other than routine audits, reviews and inspections by Health Canada and tax authorities as part of the Ordinary Course.

3.38	Taxes

(a)	Target has prepared and filed all Tax Returns with the appropriate Tax Authority in accordance with applicable Laws. Target has reported all income and all other amounts and information required by applicable Law to be reported on each such Tax Return. Each such Tax Return is true, correct and complete in all material respects.

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(b)	Target has paid all Taxes and instalments of Taxes, which are required to be paid to any Tax Authority pursuant to applicable Law. No deficiency with respect to the payment of any Taxes or Tax instalments has been asserted against it by any Tax Authority. Since the Reference Date and except in the Ordinary Course, Target has not:

(i)	incurred any liability for Taxes;

(ii)	engaged in any transaction or event which would result in any liability for Taxes; or

(iii)	realized any income or gain for tax purposes;

(c)	Adequate provision has been made in the Books and Records for all Taxes payable for all taxable periods ending on or before the Closing Date.

(d)	Target has duly and timely withheld and collected all Taxes required by applicable Law to be withheld or collected by it and has duly and timely remitted to the appropriate Tax Authority all such Taxes as and when required by applicable Law.

(e)	No Tax audits or assessments or administrative or judicial Claims are pending or are threatened in writing with respect to Target, and there are no matters under discussion, audit or appeal with any Tax Authority with respect to Taxes of Target.

(f)	All Tax Returns of Target for taxation years ending before the Reference Date have been assessed by the relevant Tax Authority.

(g)	Target has not requested or entered into any agreement or other arrangement, or executed any waiver providing for, any extension of time within which:

(i)	to file any Tax Return;

(ii)	to file any elections, designations or similar filings relating to Taxes;

(iii)	it is required to pay or remit any Taxes or amounts on account of Taxes; or

(iv)	any Tax Authority may assess or collect Taxes.

(h)	Target has not entered into any agreement with, or provided any undertaking to, any Person pursuant to which it has assumed liability for the payment of Taxes owing by such Person.

(i)	Target is not a non-resident of Canada for purposes of the Tax Act. Target has, at all relevant times, been and is a taxable Canadian corporation within the meaning of Subsection 89(1) of the Tax Act. Target has never been required to file any Tax Return with, nor has ever been liable to pay any Taxes to, any Tax Authority outside of Canada. No request to file a Tax Return has ever been made by a Tax Authority in a jurisdiction where Target does not file Tax Returns.

(j)	Target has not claimed, nor will it claim, any reserve under any provisions of the Tax Act if any amount may be included in the income of Target for any period ending after the Closing Date.

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(k)	None of sections 17, 67, 78, 79, 79.1 or 80 to 80.04 of the Tax Act has applied to Target, and there are no circumstances existing prior to the date hereof which could result in the application of any such section of the Tax Act to Target in the future.

(l)	The terms and conditions made or imposed in respect of every transaction (or series of transactions) between Target and any Person that is not dealing at arm’s length with Target for purposes of the Tax Act do not differ from those that would have been made between Persons dealing at arm’s length for purposes of the Tax Act.

(m)	Target has not made a capital dividend election under subsection 83(2) of the ITA in an amount which exceeds the amount in its “capital dividend account” as defined in the Tax Act at the time of such election.

(n)	Dividends designated by Target as “eligible dividends” in a taxation year have not exceeded its “general rate income pool,” as each such term is defined in subsection 89(1) of the Tax Act at the end of such year.

(o)	Target has maintained and continues to maintain all books and records required to be maintained by it under the Tax Act and all other applicable Law in respect of Taxes.

(p)	None of the employees employed by Target, or independent contractors providing services to Target, are non-residents of Canada for purposes of the Tax Act.

(q)	Target has not claimed nor received CEWS or any other federal, provincial, territorial, municipal, foreign or other Governmental Authority COVID-19 related subsidy, gran, loan, deferral or other incentive or benefit to which it was not entitled (collectively, “Government Assistance Programs”). With respect to each such Government Assistance Program: (i) true and complete copies of all documents relating thereto have been delivered to Purchaser; (ii) Target has, at all times, satisfied the relevant criteria and conditions entitling it to such Government Assistance Program, and has performed all of its respective obligations thereunder, as applicable; and (iii) no basis exists for any Governmental Authority to seek payment or repayment by Target of any amount or benefit received thereby under any Government Assistance Program. Target has not claimed or received the benefit of any Government Assistance Program to which it was not entitled. Amounts received and amounts receivable from Government Assistance Programs have been properly and correctly accounted for in the Books and Records of Target. Target has not made any statement or representation in connection with the Government Assistance Programs claims that is false, inaccurate, incomplete or misleading.

(r)	Target is duly registered under Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax.

3.39	Environmental Matters

(a)	The Business has at all times been carried on and is currently being carried on, and the properties of Target have at all times been and are currently being used, by Target in compliance with all Environmental Laws. Target has not used any of its Property, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Substance other than in compliance with all Environmental Laws.

(b)	In the past 5 years, Target has not received any Environmental Notice with respect to any environmental matter which has not been remedied, corrected or cured, including in respect to noise, dust or odours emanating from the Properties.

(c)	No Environmental Authorizations are necessary to conduct the Business and to own, use and operate Target’s assets.

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(d)	No Order or notice or other mandatory communication from a Governmental Authority has been issued to the Target in respect of the Business or the Leased Properties which has not been complied with, nor has Target been charged with or convicted of an offence for non-compliance with any applicable Environmental Laws. Target has not received any Claim or demand from any Person or Governmental Authority regarding responsibility or costs of clean-up of any Hazardous Substances and neither Target or the Seller are aware of any reasonable basis for any such Claim or demand to be made with any reasonable likelihood of success. Neither Target nor any of Target’s directors or officers have been charged with or convicted of any offense for non-compliance with Environmental Laws, been fined or received a penalty for non-compliance with Environmental Laws or settled a lawsuit relating to non-compliance with Environmental Laws.

(e)	Target is not in default in filing any report or information with any Governmental Authority in respect of the Business, the Leased Properties or any Property currently or formerly owned, leased or used by Target or over which Target has or has had charge, management or control, as required pursuant to any applicable Environmental Laws, Environmental Authorizations or Environmental Notices.

(f)	There is no Legal Proceeding or restriction of any nature in progress or, to the knowledge of Target, pending or threatened, under or pursuant to any applicable Environmental Laws, against or affecting Target, the Business or any Property currently or formerly owned, leased or used by Target or over which Target has or has had charge, management or control.

(g)	Target has not caused or permitted any Environmental Release and to the knowledge of the Seller, there has not been any Environmental Release nor any presence of any Hazardous Substance at, on, in, from or under any of the Property formerly owned, leased or used by Target over which Target has had charge, management or control, while owned, leased, used or kept under the charge, management or control of Target contrary to or in excess of applicable limits pursuant to Environmental Laws.

(h)	None of the following exists at the Leased Properties, nor at any Property owned, leased or used by Target or over which Target has or has had charge, management or control (i) is being or has ever been used by Target or, to the knowledge of the Seller, any other Person, as a residual material disposal site or as a licensed landfill, or (ii) has, or, to the knowledge of the Seller, has ever had Hazardous Substance or aboveground or underground storage systems and tanks, nor any related equipment, active or abandoned, located on, at, in or under them while owned, leased or used by Target or any Person under its control or, to the knowledge of the Seller, while owned, leased or used by any other Person.

(i)	No work or expenditure is required or planned by Target to ensure compliance with any applicable Environmental Laws, Environmental Notices and Environmental Authorizations.

(j)	Target does not possess nor, is aware of the existence of any environmental report, survey, assessment, investigation or recommendation concerning the Business or any Property currently or formerly owned, leased or used by Target or over which Target has or has had charge, management or control.

(k)	Target has not transported, removed or disposed of any Hazardous Substance to a location outside of Canada or to a location that is not duly authorized by the appropriate Governmental Authority to receive such residue.

(l)	To the knowledge of the Seller, there has not been any material complaints from third parties with respect to the environmental conditions of the Business, including concerns regarding noise, dust or odours emanating from the Properties.

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3.40	Employee Matters

(a)	Except as set out in Section 3.40 of the Disclosure Schedule and for the Employee Plans, Target is not a party to, subject to, or affected by:

(i)	any certification orders;

(ii)	any collective agreement or any other Contract with a labour or trade union, employee associations, works council, or other employee representative; or

(iii)	any policies, procedures, practices or programs whether written or otherwise, that set out terms and conditions of employment or engagement.

(b)	Section 3.40 of the Disclosure Schedule includes a complete list of all Employees, agents and independent contractors. The list complies with applicable Privacy Laws and includes, to the extent applicable, each Person’s:

(i)	position or title;

(ii)	terms and conditions of employment or of the services;

(iii)	current wages, salaries or hourly rate of pay, commissions, and bonus (whether monetary or otherwise), or other form of monetary compensation, paid since the beginning of the most recently completed financial year or payable to such Person in the current financial year of Target;

(iv)	the date upon which such Person was first hired or engaged;

(v)	the Employee Plans in which the Person participates;

(vi)	status with respect to leaves of absence, whether approved or not, including the expected date of return; and

(vii)	accrued vacation and unpaid banked hours, if any.

(c)	Except as set out in Section 3.40 of the Disclosure Schedule, no Employee is on a leave of absence.

(d)	Except as set forth in Section 3.40 of the Disclosure Schedule, no Employee is employed pursuant to a work permit issued by Canada Immigration or any other foreign equivalent, as applicable, and Section 3.40 of the Disclosure Schedule discloses in respect of each Employee who is employed pursuant to a work permit, the expiry date of such work permit and any attempts that have been made to renew such work permit.

(e)	To the knowledge of Seller, there are no ongoing union certification drives and there are no pending proceedings for certifying a union. Target is not unionized nor does Target have an employee association.

(f)	To the knowledge of Seller, no Employee is in violation of any non-competition, non-solicitation, non-disclosure or any similar agreement with any third party.

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(g)	To the knowledge of Seller, any Employee who is not an employee is treated as independent contractor, properly characterized as an independent contractor and will not be characterized by any Governmental Authority as an employee.

(h)	Except as set forth in Section 3.40 of the Disclosure Schedule, no complaint, grievance, claim, proceeding, civil action, work order or investigation has been filed, made or commenced against Target in respect of or concerning any Employee.

(i)	In the past five (5) years, Target has not received any written remedial order, notice of offence or conviction under occupational health and safety, pay equity or employment standards Laws. Target has performed all of its financial obligations under such Laws which are owed to the Employees and the Governmental Authority having jurisdiction over such matters.

(j)	Target has complied with and posted pay equity plans as required by applicable pay equity legislation.

(k)	Target has developed and implemented the employee policies set out in Section 3.40 of the Disclosure Schedule.

(l)	Except as set out in Section 3.40 of the Disclosure Schedule, there is no labour strike, picketing, slow down, work stoppage or lock out, existing, pending, or to knowledge of Seller, threatened against or directly or indirectly affecting the Business and any Employee. Target has not, in the past five (5) years, experienced any labour strike, picketing, slowdown, work stoppage, lock out or other collective labour action by or with respect to its Employees. There are no charges or complaints pending, or to the knowledge of Seller, threatened with respect to or relating to Target before any Governmental Authority in relation to unlawful employment practices. Target has not received any written notice from any such Governmental Authority responsible for the enforcement of labour or employment Laws of an intention to conduct an investigation of Target or any of its business concerning its employment practices, wages, hours and terms and conditions of employment and no such investigation is, to the knowledge of Seller, threatened.

3.41	Employee Benefit Plans

(a)	Section 3.41 of the Disclosure Schedule sets out a true, correct and complete list of all retirement, pension, savings, retirement savings, retiring allowance, bonus, profit sharing, stock purchase, stock option, phantom stock, share appreciation rights, deferred compensation, severance or termination pay, change of control, life insurance, medical, hospital, dental care, vision care, drug, sick leave, short term or long term disability, salary continuation, unemployment benefits, vacation, incentive, compensation or other employee benefit plan, program, arrangement, policy or practice whether written or oral, formal or informal, funded or unfunded, registered or unregistered, insured or self-insured that is maintained or otherwise contributed to, or required to be contributed to, by or on behalf of Target for the benefit of current or former employees, directors, officers, shareholders, independent contractors or agents of Target other than government sponsored pension, employment insurance, workers compensation and health insurance plans (collectively, the “Employee Plans”). Each of the Employee Plans that is a registered pension plan under the Tax Act or any equivalent provision of any applicable provincial or foreign Tax Law is designated as such in Section 3.41 of the Disclosure Schedule (collectively, the “Employee Pension Plans”).

(b)	Each Employee Plan:

(i)	has been maintained and administered in compliance with its terms and with the requirements of all applicable Laws in all material respects; and

(ii)	is in good standing in respect of such requirements and Laws.

(c)	No Employee Plan is required to be registered with a Governmental Authority.

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(d)	All contributions or premiums required to be paid, deducted or remitted and all obligations required to be performed by Target pursuant to the terms of any Employee Plan or by applicable Laws, have been paid, deducted, remitted or performed, as the case may be, in a timely fashion and there are no outstanding defaults or violations with respect to the same.

(e)	There is no pending termination or winding-up procedure in respect of any of the Employee Plans, and no event has occurred or circumstance exists under which any of the Employee Plans may be declared terminated or wound-up, in whole or in part.

(f)	Except as set out in Section 3.41 of the Disclosure Schedule, no Employee Plan has a deficit and the liabilities of Target in respect of all Employee Plans are properly accrued and reflected in the Financial Statements in accordance with the Law.

(g)	No event has occurred and, to the knowledge of Seller, there has been no failure to act on the part of Target or a trustee or administrator of any Employee Plan that could subject Target, such trustee or administrator or the Employee Plan to the imposition of any tax, penalty, penalty tax or other liability, whether by way of indemnity or otherwise.

(h)	No promises or commitments have been made by Target to amend any Employee Plan, to provide increased benefits or to establish any new benefit plan, except as required by applicable Laws or as set out in Section 3.41 of the Disclosure Schedule.

(i)	There have been no withdrawals or improper applications or transfers of funds or assets to or from any Employee Pension Plan.

(j)	Except as set out in Section 3.41 of the Disclosure Schedule, Target has not taken any contribution holidays under any Employee Pension Plan. To the extent a contribution holiday was taken, Target was entitled under the terms of the Employee Pension Plan and applicable Laws to do so.

(k)	No modifications or amendments have been made to any of the provisions of any of the Employee Pension Plans in respect of the ownership of surpluses on plan wind-up or the right of the employer to take contribution holidays. The provisions of the Employee Pension Plans relating to ownership of surpluses on plan wind-up and the rights of the employer to take contributions holidays are valid and fully enforceable pursuant to applicable Law.

(l)	None of the Employee Pension Plans has ever been the subject of a conversion or a merger.

(m)	The transactions contemplated in the Transaction Documents will not, alone or together with any additional or subsequent event, result in or require any payment or severance, or the acceleration, vesting or increase in benefits under any Employee Plan.

(n)	All data necessary to administer each Employee Plan is in the possession of Target or an agent of Target and is in a form which is sufficient for the proper administration of the Employee Plan in accordance with its terms and applicable Laws and such data is complete and correct in all material respects.

(o)	None of the Employee Pension Plans provide for retiree or post-employment benefits to any current, former or retired Employees, including to the beneficiaries or dependents of retired or former Target Employees.

(p)	None of the Employee Plans which are funded or administered through an insurance contract requires or permits retroactive increases or assessments in premiums or payments.

(q)	Target does not contribute nor is required to contribute to any multi-employer pension or benefit plan. None of the Employee Plans is a multi-employer pension or benefit plan.

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(r)	Subject to the requirements of applicable Law, each of the Employee Plans can be amended or terminated without restrictions and Target has the unrestricted power and authority to amend or terminate the Employee Plans.

3.42	No Brokers’ Fees, etc.

Target has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Transaction Documents for which Purchaser or Target may become liable.

3.43	Investment Canada Act

The enterprise value, calculated in the manner prescribed under the Investment Canada Act and its regulations, of the assets of Target, is less than CA$1.565 Billion. No part of the Business constitutes a Cultural Business.

3.44	Competition Act

For the purpose of subsection 110(3) of the Competition Act, the aggregate value of the assets of Target in Canada, determined in accordance with the Competition Act and its regulations, do not exceed $93,000,000, nor do the gross revenues from sales in or from Canada, determined in accordance with the Competition Act and its regulations, generated from such assets exceed $93,000,000.

3.45	No Disagreements with Accountants and Lawyers.

There are no disagreements of any kind, including, but not limited to, any disagreements regarding fees owed for services rendered, presently existing, or reasonably anticipated by the Seller or Target to arise between Target and its accountants and lawyers formerly or presently engaged by Target, which could affect the Seller’s or Target’s ability to perform any of its obligations under this Agreement. Target is current with respect to any fees owed to its accountants and lawyers and will pay any and all amounts then-outstanding prior to the Closing.

3.46	Full Disclosure

(a)	Neither this Agreement nor any Transaction Document to which Target is a party:

(i)	contains or will contain any untrue statement of a fact; or

(ii)	omits or will omit any material fact necessary in order to make the statements contained herein or therein not misleading.

(b)	There is no fact known to Target which would reasonably be expected to have a material adverse effect on the assets, liabilities, results of operations, capitalization, business condition (financed or otherwise) or prospects of Target which has not been set out in this Agreement.

(c)	Target has made available to Purchaser all information, including Personal Information, and the financial, marketing, sales and operational information on a historical basis relating to the Business and Target, which would be material to a purchaser of the Business or the Purchased Shares. All such information is true and correct in all material respects and no material fact or facts have been omitted from that information which would make such information misleading. Without limiting the generality of the foregoing, Target has not failed to disclose to Purchaser, any fact or information which would be material to a purchaser of the Business or the Purchased Shares.

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Article 4
Representations, Warranties AND COVENANT of Seller

Seller hereby represents, warrants, and covenant as follows to Purchaser and acknowledges and confirms that Purchaser is relying upon the representations and warranties in entering into this Agreement and purchasing the Purchased Shares:

4.1	Capacity

Seller is a solvent Person (within the meaning of the Bankruptcy and Insolvency Act (Canada)) and has full legal capacity to enter into and perform Seller’s obligations under the Transaction Documents to which Seller is a party.

4.2	Corporate Authorizations

The execution, delivery and performance by Seller of the Transaction Documents to which it is a party do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any of its constating or constituting documents, shareholders’ agreements, by-laws or resolutions of its trustees, administrators, managers, board of directors, shareholders, partners, members, beneficiaries or other stakeholders, as applicable.

4.3	No Conflict

The execution, delivery and performance by Seller of the Transaction Documents to which it is a party do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance):

(a)	result in a breach or a violation of, conflict with, or cause the termination or revocation of, any Authorization held by Seller necessary to the ownership of its Purchased Shares;

(b)	result in or require the creation of any Encumbrance upon any of its Purchased Shares; or

(c)	result in a breach or a violation of, or conflict with, (i) any Order binding on Seller, (ii) any Law applicable to Seller, or (iii) any Contract binding on or affecting such Seller or its Purchased Shares.

4.4	Authorizations and Consents

There is no requirement for Seller to make any filing with, give any notice to, or obtain any Authorization of any Governmental Authority or Consent of any Person who is a party to a Contract binding on or affecting Seller, as a result of, or in connection with, or as a condition to the lawful completion of, the transactions contemplated by the Transaction Documents to which it is a party.

4.5	Execution and Binding Obligation

The Transaction Documents to which Seller is a party have been (or will be) duly executed and delivered by Seller and constitute (or will constitute) legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

4.6	Title to Purchased Shares

The Purchased Shares set forth beside Seller’s name in Exhibit A are owned by the Seller as the registered and beneficial owner thereof with good and valid title thereto, free and clear of all Encumbrances including pre-emptive rights, rights of first refusal or “put” or “call” rights created by statute, Target’s articles or otherwise. Upon completion of the transactions contemplated by this Agreement, Purchaser will have legal and beneficial and good and valid title to such Purchased Shares, free and clear of all Encumbrances.

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4.7	No Other Agreements to Purchase

(a)	Except for Purchaser’s rights under this Agreement, no Person has any written or oral agreement, option, warrant, understanding or commitment or any right or privilege (whether by law, contractual or otherwise) capable of becoming such for the purchase or acquisition from Seller of any of its Purchased Shares.

(b)	Seller does not have any written or oral agreement, option, warrant, understanding or commitment or right or privilege (whether by Law, contractual or otherwise) capable of becoming such for the purchase, subscription, allotment or issuance of any of the unissued shares or other securities of Target.

4.8	Litigation

There is no Legal Proceeding in progress or, to the knowledge of Seller, pending or threatened, against or affecting him or the Purchased Shares, which may affect Seller’s ability to complete the transactions contemplated by this Agreement. To the knowledge of Seller, no event has occurred, or circumstance exists which may give rise to, or serve as a valid basis for, the commencement of any such Legal Proceeding.

4.9	No Brokers’ Fees, etc.

Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Transaction Documents for which Purchaser or Target may become liable.

4.10	Tax Status

Seller is not a non-resident of Canada for the purposes of the Tax Act and is not a “U.S. person” for the purposes of the United States Securities Act of 1933.

Article 5
Representations and Warranties of Purchaser

Purchaser represents and warrants as follows to Seller and acknowledges and confirms that Seller is relying on the representations and warranties in entering into this Agreement and selling the Purchased Shares to Purchaser:

5.1	Incorporation and Corporate Power

Purchaser is a corporation incorporated, organized and existing under the Laws of its jurisdiction of incorporation, amalgamation, or continuation, as the case may be, and has the corporate power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party.

5.2	Corporate Authorizations

The execution, delivery and performance by Purchaser of the Transaction Documents to which it is a party:

(a)	have been duly authorized by all necessary corporate action on the part of Purchaser; and

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(b)	do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any of its constating or constituting documents, shareholders’ agreements, by-laws or resolutions of the board of directors or shareholders.

5.3	No Conflict

The execution, delivery and performance by Purchaser of the Transaction Documents to which it is a party do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance):

(a)	result in a breach or a violation of, conflict with, or cause the termination or revocation of, any Authorization held by Purchaser or necessary to the ownership and transfer of the Purchased Shares or the Investment Shares; or

(b)	result in or require the creation of any Encumbrance upon any of the Purchased Shares, the Investment Shares or any Property of Purchaser;

5.4	Authorizations and Consents

There is no requirement for Purchaser to make any filing with, give any notice to, or obtain any Authorization of any Governmental Authority or Consent of any Person who is a party to a Contract binding on or affecting Purchaser as a result of, or in connection with, or as a condition to the lawful completion of, the transactions contemplated by the Transaction Documents to which it is a party.

5.5	Execution and Binding Obligation

The Transaction Documents to which Purchaser is a party have been (or will be) duly executed and delivered by Purchaser and constitute (or will constitute) legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms.

5.6	Investment Shares

The issuance of the Investment Shares pursuant to this Agreement has been duly authorized by all necessary corporate action. Except for the Vote Pooling Agreement, the Investment Shares are free and clear of any proxy or voting restriction, adverse claim, or other liens, and are not subject to preemptive rights, rights of first refusal and/or other similar rights of stockholders of the Purchaser and/or any other person. Except for the Vote Pooling Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character relating to the pledge, disposition, or voting of any of the Investment Shares and there are no voting trusts or voting agreements with respect to the Investment Shares. As of Closing, the Investment Shares will be duly and validly issued, fully paid and non-assessable. There are no securities, including outstanding securities, of Purchaser that have not been reported in publicly available filings with the United States Securities and Exchange Commission.

Article 6
Closing

6.1	Date, Time and Place of Closing

Subject to the satisfaction or waiver of all of the conditions set forth in Article 7, the completion of the transaction of purchase and sale contemplated by this Agreement will take place at the offices of BCF Business Law located at 1100 Boul. René-Lévesque West, 25th Fl., Montreal, Quebec on October 20, 2022 (the “Closing Date”).

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6.2	Closing Procedures

At the Closing, subject to satisfaction of, or waiver by the relevant Party of, the conditions of closing in its favour set out in Article 7, Seller shall deliver to Purchaser actual possession of the Purchased Shares and the deliveries contemplated in Section 7.1 and upon such delivery, Purchaser shall make the payments required under Section 2.5.

6.3	Non-Merger

Except as otherwise expressly provided in this Agreement, the covenants, representations, warranties and other provisions of this Agreement will not merge on Closing but will survive (a) the execution, delivery and performance of this Agreement and any related transfer or conveyance documents, (b) the Closing, and (c) the payment of the Purchase Price, subject to Section 8.3(a). Notwithstanding such Closing or any investigation made by or on behalf of any Party, this Agreement will continue in full force and effect. Closing will not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to Damages or other remedies.

6.4	Non-Waiver

The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended, among other things, to allocate the economic cost and the risks inherent in the transactions contemplated by this Agreement and the Transaction Documents among the Parties and, accordingly, a Party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another Party notwithstanding whether any employee, officer, director, representative or agent of the Party seeking to enforce a remedy knew or had reason to know of such breach or any other facts or circumstances in any way relating to such breach. No knowledge of, or investigations made by or on behalf of, Purchaser or any of its Affiliates, officers, directors, employees or other representatives at any time shall have the effect of waiving, diminishing the scope or otherwise affecting any representation or warranty made by Target or Seller in or pursuant to this Agreement, any Transaction Document or any Purchaser Indemnified Party’s rights to indemnification pursuant to Article 8. No waiver of any condition or other provisions in whole or in part, shall constitute a waiver of any other condition or provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Article 7
Conditions of Closing

7.1	Conditions in Favour of Purchaser

The obligation of Purchaser to complete the transactions contemplated by this Agreement is subject to the following conditions to be fulfilled or performed at or prior to Closing, which conditions are for the exclusive benefit of Purchaser and may be waived, in whole or in part, by Purchaser in its sole discretion:

(a)	Performance of Covenants. Target and Seller shall have fulfilled, performed or complied with all covenants contained in this Agreement and in any Transaction Document to which they are a party to be fulfilled, performed or complied with by them at or prior to Closing, and each of Target and Seller shall have executed and delivered a certificate of a senior officer to that effect, as applicable.

(b)	Authorizations and Consents. All Authorizations and Consents set out in Section 3.4 of the Disclosure Schedule shall have been obtained.

(c)	Material Adverse Change. Since the date of this Agreement, there shall not have occurred any Material Adverse Change.

(d)	Completion of Pre-Closing Transactions. The Pre-Closing Transactions shall have been completed in accordance with this Agreement, in form and substance satisfactory and approved by Purchaser. Seller shall have divested, in accordance with the divestment plan submitted to the Purchaser, of all of the assets or shares of [•].

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(e)	Deliveries. Seller shall have delivered or caused to be delivered to Purchaser the following:

(i)	share certificates representing the Purchased Shares endorsed in blank for transfer or accompanied by irrevocable stock transfer powers of attorney executed in blank, in either case, by the holders of record;

(ii)	certified copies of:

(A)	the articles and by-laws of Target; and

(B)	the resolutions of the board of directors of Target approving the entering into and completion of the transaction contemplated by the Transaction Documents;

all in form and substance satisfactory to Purchaser, acting reasonably;

(iii)	a certificate of status with respect to Target issued by appropriate government officials of their respective jurisdictions of incorporation, amalgamation or continuance;

(iv)	a resignation and mutual release, substantially in the form set out in Exhibit 7.1(h)(iv) effective as at the Closing from each director and officer of Target;

(v)	a discharge and release in favour of Target substantially in the form set out in Exhibit 7.1(e)(v) from Seller, including, for the avoidance of doubt, a discharge and release relating to the repayment of the advance in the amount of $650,021.06 to Seller;

(vi)	evidence that all Related Party Contracts have been terminated under terms and conditions acceptable to Purchaser, acting reasonably;

(vii)	a discharge and release in favour of Target relating to the repayment of the loan in the amount of $900,000 to [•];

(viii)	a non-competition and non-solicitation agreement executed by Seller substantially in the form set out in Exhibit 7.1(e)(viii) (the “Non-Competition Agreement”);

(ix)	an employment agreement executed by the Target and Seller (the “Employment Agreement”);

(x)	the Escrow Agreement executed by Seller;

(xi)	the Vote Pooling Agreement executed by Seller;

(xii)	the Corporate Records; and

(xiii)	the Flow of Funds executed by Seller.

7.2	Conditions in Favour of Seller

The obligation of Seller to complete the transactions contemplated in this Agreement is subject to the following conditions to be fulfilled or performed at or prior to Closing, which conditions are for the exclusive benefit of Seller and may be waived, in whole or in part, by Seller in their sole discretion:

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(a)	Performance of Covenants. Purchaser shall have fulfilled, performed or complied with all covenants contained in this Agreement and in any Transaction Document to which it is a party to be fulfilled, performed or complied with by it at or prior to Closing and Purchaser shall have executed and delivered a certificate of a senior officer to that effect.

(b)	Deliveries. Purchaser shall have delivered or caused to be delivered to Seller the following:

(i)	certified copies of:

(A)	the resolutions of the board of directors or other proof of approval from an executive deciding body of Purchaser approving the entering into and completion of the transactions contemplated by the Transaction Documents;

all in form and substance satisfactory to Seller, acting reasonably;

(ii)	a certificate of status, compliance, good standing or like certificate with respect to Purchaser issued by appropriate government official of the jurisdiction of its incorporation;

(iii)	the Escrow Agreement executed by Purchaser and Escrow Agent;

(iv)	the Employment Agreement;

(v)	the share certificates or proof of registration representing the Investment Shares issued in the name of the Seller;

(vi)	proof of payment of all Estimated Transaction Expenses to the payees thereof in accordance with Section 2.5(a);

(vii)	proof of payment of the Estimated Cash Payment to Seller in accordance with Section 2.5(b);

(viii)	the Flow of Funds executed by Purchaser; and

(ix)	the Vote Pooling Agreement, executed by Purchaser.

7.3	Investment Purpose

The Seller understands that neither the Investment Shares, nor the sale thereof to him have been registered under the Securities Act of 1933 (USA), as amended (the "1933 Act"), or under any state securities laws. Seller further understands that no registration statement has been filed with the United States Securities and Exchange Commission nor with any other regulatory authority and that, as a result, any benefit which might normally accrue to it by an impartial review of such a registration statement by the Securities and Exchange Commission or other regulatory authority will not be forthcoming. Seller understands that he cannot sell the Investment Shares unless such sale is registered under the 1933 Act and applicable state securities laws or if an exemption from such registration is available. In this connection, Seller understands that the Purchaser’s Transfer Agent has been advised that the Investment Shares are "restricted securities" under the 1933 Act and that they may not be transferred by it to any person without the prior consent of the Purchaser, which may be withheld only upon a reasonable basis for believing that the transfer would violate federal or state securities laws, it being understood that the Purchaser may require an opinion of counsel to the effect that, in the event the Investment Shares are not registered under the 1933 Act, any transfer as may be proposed by it must be entitled to an exemption from the registration provisions of the 1933 Act. To this end, Seller acknowledges that Investment Shares held in book-entry by the Transfer Agent of the Purchaser will evidence that the Investment Shares are restricted in the certificate detail of record of shareholders and that a legend to the following effect will be placed upon the issuance of any physical stock certificate representing all or some of the Investment Shares and that the Transfer Agent has been advised of such facts:

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THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE ACT OR IF AN EXEMPTION FROM REGISTRATION THEREUNDER IS AVAILABLE, THE AVAILABILITY OF WHICH MUST BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

Seller understands that the foregoing legend on its certificate for the Shares limits their value, including their value as collateral. The Seller is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for the offer or sale in connection with, any distribution thereof. The Seller acknowledges that at no time did the Purchaser offer to sell the Shares by means of any form of general solicitation or advertising, including, but not limited to: (a) any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio or (b) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

Article 8
Indemnification and Remedies

8.1	Indemnification by Seller

(a)	Subject to the terms and conditions of this Article 8, Seller shall indemnify, defend and hold harmless Purchaser Indemnified Persons from and against any Damages, suffered by, imposed upon or asserted against, Purchaser Indemnified Persons as a result of, in respect of, connected with, or arising out of:

(i)	any inaccuracy in or breach of any representation or warranty made by Target and Seller in Article 3 and Article 4 of this Agreement or in any Transaction Document;

(ii)	any breach or non-fulfillment by Seller of covenant, condition or obligation of Seller contained in this Agreement or in any Transaction Document;

(iii)	any liabilities, obligations or Indebtedness of Target or Seller of any nature whatsoever arising after the Closing Date in respect of any fact, condition or circumstance existing or occurring on or prior to the Closing Date, other than liabilities reflected or reserved against in the Closing Date Statement and other than relating to product liability of Target arising out of the commercialization of any pharmaceutical product by Target prior to the Closing Date that are unknown to the Seller as of the Closing Date;

(iv)	any liabilities or obligations arising from any alleged claims against Target as disclosed in Section 3.37 of the Disclosure Schedule.

(v)	any liabilities or obligations of Target for Taxes arising with respect to a Pre-Closing Tax-Period, which is not otherwise fully accounted and adjusted for in the Closing Date Statement.

(vi)	any liabilities or obligations of Target or Seller arising from or as a result of any Pre-Closing Transactions (including for Taxes related thereto); or

(vii)	any liabilities or obligations of Target arising from any Transaction Expenses as at the Closing Date, other than liabilities reflected, reserved or otherwise accounted and adjusted for in the Closing Date Statement.

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8.2	Indemnification by Purchaser

Subject to the terms and conditions of this Article 8, Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Persons from and against any Damages suffered by, imposed upon or asserted against any Seller Indemnified Person as a result of, in respect of, connected with, or arising out of:

(a)	any inaccuracy in or breach of any representation or warranty made by Purchaser in Article 5 of this Agreement or in any Transaction Document;

(b)	any breach or non-fulfillment by Target (after giving effect to the sale transaction contemplated herein) or Purchaser of any covenant, condition or obligation of Target or Purchaser contained in this Agreement or in any Transaction Document; or

(c)	any liabilities or obligations that may result from any sureties and other Encumbrances against Seller, which relate to the Current Liabilities and the Permitted Encumbrances after the Closing Date.

8.3	Survival Periods for Claims

(a)	The representations and warranties of Target and Seller contained in this Agreement will survive Closing and continue in full force and effect for a period of twenty-four (24) months following the Closing Date, except that:

(i)	the representations and warranties contained in Sections 3.1 to Section 3.3, 3.6, 3.7, 3.13, 3.42 and Sections 4.1 to Section 4.2, 4.5, 4.6, 4.7 and 4.9 (the “Core Representations”) will survive and continue in full force and effect indefinitely;

(ii)	the representations and warranties under Section 3.38 (Taxes), will continue in full force and effect for the benefit of Purchaser until 90 days after the expiration of the last of the limitation periods contained in the Tax Act and any other applicable Tax Laws imposing Taxes on Target subsequent to the expiration of which an assessment or reassessment or other form or recognized document assessing any Taxes, interest or penalties thereunder for any Pre-Closing Tax Period cannot be issued to Target (such period to include any period extended by any agreement, waiver or arrangement with any Tax Authority which is requested, or consented to, in writing by Seller;

(iii)	the representations and warranties contained in Section 3.39 (Environmental Matters) and Seller’s liability in connection therewith will survive and continue in full force and effect for a period of five 5 years following the Closing Date;

(iv)	any claim involving fraud, fraudulent or willful misconduct, or intentional or gross fault will survive and continue in full force and effect indefinitely.

(b)	The representations and warranties of Purchaser contained in this Agreement will survive Closing and continue in full force and effect for a period of twenty-four (24) months following the Closing Date, except that:

(i)	the representations and warranties of Purchaser contained in Sections 5.1 to 5.3 and Section 5.5 will survive and continue in full force and effect indefinitely; and

(ii)	any claim involving fraud, fraudulent or willful misconduct, or intentional or gross fault will survive and continue in full force and effect indefinitely.

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(c)	The obligations of indemnification set out in Sections 8.1 to 8.2 will survive Closing and continue in full force and effect without limitation of time, subject however to the limitations and other provisions set out in this Article 8.

(d)	An obligation to indemnify for Damages will continue after the end of the applicable survival period set forth in this Agreement if a claim for indemnification with respect to such Damages was made in accordance with this Agreement before the end of the applicable survival period. If a claim for indemnification is made in accordance with this Agreement before the end of the applicable survival period, then the party making the claim may make subsequent claims for Damages related to the same matter if the nature and extent of the Damages is not known at the time the claim is made, even if such subsequent claims are made after the expiry of the applicable survival period, subject however to the limitations and other provisions set out in this Article 8.

8.4	Limitations on Liability

Notwithstanding anything to the contrary contained in this Agreement or in any other Transaction Document:

(a)	Materiality Exclusion. For purposes of determining the amount of Damages (but not for the purpose of determining liability), each representation and warranty made by a Party is deemed to have been made without the inclusion of or reference to limitations or qualifications as to materiality such as the word “material”, the phrase “in all material respects”, Material Adverse Change, “material adverse effect”, or words or phrases of similar meaning and intent for purposes of calculating the amount of Damages arising from any inaccuracy in or breach of any representation or warranty.

(b)	Contributory Negligence. No Indemnifying Party shall have any liability under this Agreement to any Indemnified Person to the extent the Damages arise from any negligence or misconduct of any Indemnified Person.

(c)	Waiver; No Contribution. If a Purchaser Indemnified Person makes a claim against Seller for Damages (including with respect to any inaccuracy or breach of a representation or warranty under this Agreement), then Seller will not be entitled to, and waives any right to, (i) make any claim against Target in respect of any such Damages by contribution, indemnification, warranty, reimbursement or otherwise, or (ii) require that Target be a defending party to the principal claim. Seller hereby releases, waives and forever discharges any right to contribution, indemnification, warranty or reimbursement that it may have at any time against Target with respect to any inaccuracy or breach of a representation or warranty contained in this Agreement.

(d)	Tipping Basket. Seller shall not be liable for any claim under Section 8.1(a)(i), 8.1(a)(iii) and 8.1(a)(v) unless and until the accumulated aggregate Damages of Purchaser Indemnified Persons thereto, when taken together with the Damages with respect to any related claims under Section 8.1(a)(i), 8.1(a)(iii) and 8.1(a)(v) exceeds $150,000 (the “Basket Amount”), in which case the Seller shall be liable for all such accumulated aggregate Damages, including the Basket Amount thereof. This Section 8.4(d) shall not apply in respect of any claim of Purchaser Indemnified Persons for Damages under Sections 8.1(a)(ii), 8.1(a)(iv), 8.1(a)(vi) and 8.1(a)(vii) and with respect to the Core Representations.

(e)	Indemnity Cap.

(i)	Cap on Seller’s Liability. Subject to Sections 8.4(f) and 8.9, the liability of Seller in respect of claims of Purchaser Indemnified Persons for Damages under Section 8.1(a) shall not exceed, in the aggregate, $10,000,000.

(f)	Exclusions to Indemnity Cap. Section 8.4(e)(i) shall not apply in respect of any claim of Purchaser Indemnified Persons for Damages under Section 8.1(a) against Seller with respect to:

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(A)	(i) the Core Representations and (ii) Sections 8.1(a)(v), 8.1(a)(vi) and 8.1(a)(vii), in which case the liability of Seller in respect of any and all such claims shall not exceed the aggregate amount of the Purchase Price; and

(B)	any claim involving fraud, fraudulent or willful misconduct, or intentional or gross fault committed by Target or the Seller in connection with any of the representations and warranties under Article 3 and Article 4, in which case the liability of Seller in respect of any and all such claims shall be unlimited.

(g)	Net of Tax Benefits and Insurance. The amount of Damages under this Article 8 will be determined net of (i) net Tax benefits realized in connection with the accrual, incurrence or payment of such Damages in the year in which such Damages are paid, taking into account any Taxes paid or to be paid as a result of the payment of such Damages, and (ii) any amounts recovered by the Indemnified Person under insurance policies, indemnities, reimbursement arrangements or similar agreements with respect to such Damages. For purposes of this Section 8.4(g), a net Tax benefit will be considered realized only to the extent that the amount of Taxes that would have been payable in cash by the Indemnified Person in the absence of the deductions of the Damages exceeds the amount of Taxes actually paid in cash by the Indemnified Person consistent with applicable Laws regarding the deductibility of such amount and after taking into account all other items of income, gain, credit, deduction and loss.

8.5	Exclusive Remedy

Except for (a) the remedies of specific performance or injunctive or other equitable relief, (b) Damages that are the result of fraudulent conduct, wilful misconduct or intentional misrepresentation or omission, or (c) other remedies expressly provided in this Agreement, the indemnification rights set forth in this Article 8 shall be the sole and exclusive remedy of the Parties for any claim arising out of this Agreement and any right of rescission or termination of this Agreement is hereby expressly waived and excluded by the Parties.

8.6	Notification

(a)	Subject to Section 8.9, promptly upon obtaining knowledge thereof, the Indemnitee Representative shall notify the Indemnitor Representative of any cause which the Indemnitee Representative has determined has given or could give rise to indemnification under this Article 8 (an “Indemnification Notice”).

(b)	Upon receipt of an Indemnification Notice by an Indemnifying Party, the provisions of Sections 8.7 and 8.9 will apply to any Direct Claim, the provisions of Sections 8.8 and 8.9 will apply to any Third Party Claim and the provisions of Section 8.9 will apply to any Tax Claim.

8.7	Indemnification Procedure — Direct Claims

(a)	Following receipt of an Indemnification Notice pursuant to Section 8.6(a) relating to a Direct Claim, the Indemnitor Representative has 30 days to investigate the Direct Claim and respond in writing. For purposes of the investigation, the Indemnified Person shall make available to the Indemnitor Representative the information relied upon by the Indemnified Person to substantiate the Direct Claim, together with such other information as the Indemnitor Representative may reasonably request.

(b)	If the Indemnitor Representative disputes the validity or amount of the Direct Claim, the Indemnitor Representative shall provide written notice of the dispute to the Indemnitee Representative within the 30-day period specified in Section 8.7(a). The dispute notice must describe in reasonable detail the nature of the Indemnitor Representative’s dispute. During the 20-day period immediately following receipt of a dispute notice by the Indemnitor Representative, the Indemnitor Representative and the Indemnitee Representative shall attempt in good faith to resolve the dispute. If the Indemnitor Representative and the Indemnitee Representative fail to resolve the dispute within such 20-day time period, the Indemnitee Representative is free to pursue all rights and remedies available to it, subject only to this Agreement. If the Indemnitor Representative fails to respond in writing to the Direct Claim within the 30-day period specified in Section 8.7(a), the Indemnifying Party is deemed to have agreed to the validity and amount of the Direct Claim and shall promptly pay in full the amount of the Direct Claim to the Indemnified Person.

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8.8	Indemnification Procedure — Third Party Claims

(a)	If a Third Party Claim is made or commenced against an Indemnified Person in respect of which the Indemnified Person proposes to demand indemnification pursuant to this Agreement, the Indemnitee Representative shall give an Indemnification Notice to that effect together with particulars of the Third Party Claim to the Indemnitor Representative with reasonable promptness. The failure to give, or delay in giving, the Indemnification Notice, unless the Indemnification Notice is given after the expiration of the applicable time limit, if any, as set out in Section 8.3, will not relieve the Indemnifying Party of its obligations except and only to the extent of any prejudice caused to the Indemnifying Party by such failure or delay. From the time the Indemnified Person is notified of the Third Party Claim, the Indemnified Person and the Indemnitee Representative shall use commercially reasonable efforts to protect their rights and the rights of the Indemnifying Party in respect of such Third Party Claim.

(b)	The Indemnitor Representative may, by notice to the Indemnitee Representative given not later than 30 days after receipt of the Indemnification Notice described in Section 8.8(a), and by written consent of the Indemnitee Representative in the 15 days following such notice from the Indemnitor Representative, assume control of the defence, compromise or settlement of the Third Party Claim provided that:

(i)	In the case of a Third Party Claim (i) from a current or prior, or related to, a current or prior customer (distributor) or supplier of Target, or (ii) related to the commercial reputation of Target, then the consent of the Indemnitee Representative shall be required for the Indemnitor Representative to assume control of the defence, compromise or settlement of the Third Party Claim;

(ii)	the Indemnitee Representative has at all times the right to fully participate in the defence at its own cost and expense, provided that the Indemnifying Party and its legal counsel shall lead the defence;;

(iii)	the Third Party Claim involves only money Damages and does not seek any injunctive or other equitable relief;

(iv)	if the named parties in any Third Party Claim include both the
Indemnifying Party and the Indemnified Person, representation by the same counsel would, in the judgment of the Indemnitee Representative, acting reasonably, still be appropriate notwithstanding any actual or potential differing interests between them (including the availability of different defences); and

(v)	settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the judgment of the Indemnitee Representative, acting reasonably, likely to establish a precedent, custom or practice adverse to the continuing business interests of the Indemnified Person;

(c)	Upon assumption of control by the Indemnitor Representative:

(i)	the Indemnitor Representative shall actively and diligently proceed with the defence, compromise or settlement of the Third Party Claim at its sole cost and expense, retaining counsel reasonably satisfactory to the Indemnitee Representative;

(ii)	the Indemnitor Representative shall keep the Indemnitee Representative fully advised with respect to the status of the Third Party Claim (including supplying copies of relevant procedures promptly as they become available) and shall arrange for its counsel to inform the Indemnitee Representative on a regular basis of the status of the Third Party Claim; and

(iii)	the Indemnitor Representative shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless consented to by the Indemnitee Representative (which consent may not be unreasonably or arbitrarily withheld or delayed).

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(d)	Provided all the conditions set forth in Section 8.8(b) are satisfied and the Indemnitor Representative is not in breach of any of its other obligations under this Section 8.8, the Indemnified Person and the Indemnitee Representative shall, at the expense of the Indemnifying Party, cooperate with the Indemnitor Representative and use their commercially reasonable efforts to make available to the Indemnitor Representative all relevant information in their possession or under their control (provided that it does not cause either of them to breach any confidentiality obligations) and shall take such other steps as are, in the reasonable opinion of counsel for the Indemnitor Representative, necessary to enable the Indemnitor Representative to conduct such defence; provided always that:

(i)	no admission of fault may be made by or on behalf of any Purchaser Indemnified Person without the prior written consent of its Indemnitee Representative;

(ii)	no admission of fault may be made by or on behalf of any Seller Indemnified Person without the prior written consent of its Indemnitee Representative;

(iii)	the Indemnitee Representative is not obligated to take any measures which, in the reasonable opinion of its legal counsel, could be prejudicial or unfavourable to the Indemnified Person; and

(iv)	the Indemnified Person receives, as part of any compromise or settlement, a legally binding and enforceable unconditional release, which is in form and substance satisfactory to the Indemnitee Representative, acting reasonably, from any and all obligations or liabilities it may have with respect to the Third Party Claim.

(e)	If (i) the Indemnitor Representative fails to give the Indemnitee Representative the notice required in Section 8.8(b) or otherwise fails to comply with any of the conditions in Section 8.8(b), or (ii) the Indemnitor Representative breaches any of its other obligations under this Section 8.8, the Indemnitee Representative may assume control of the defence, compromise or settlement of the Third Party Claim and retain counsel as in its sole discretion may appear advisable, the whole at the Indemnifying Party’s sole cost and expense. The Indemnitor Representative shall, at the sole cost and expense of the Indemnifying Party, cooperate fully with the Indemnitee Representative and use its commercially reasonable efforts to make available to the Indemnitee Representative all relevant information in its possession or under its control and take such other steps as are, in the reasonable opinion of counsel for the Indemnitee Representative, necessary to enable the Indemnitee Representative to conduct the defence. If the Indemnitee Representative elects to assume control of the defence, compromise or settlement in accordance with this Section 8.8(e), the reasonable fees and expenses of counsel to the Indemnitee Representative shall be considered “Damages” for purposes of this Agreement and the Indemnitee Representative shall be entitled to claim from the Indemnifying Party all such Damages and any other applicable Damages the Indemnitee Representative may suffer resulting from, arising out of, or relating to, the Third Party Claim to the fullest extent provided in this Article 8.

8.9	Special Procedure — Tax Matters

(a)	An Indemnification Notice relating to any Tax Claim shall be given by Purchaser to the Indemnitor Representative within 30 days after its receipt of any notice or inquiry, whether oral or written, from any Tax Authority in respect of any Taxes which may give rise to any Tax Claim. Such Indemnification Notice shall set out the information with respect to the Tax Claim that is then available to Purchaser. The failure to so notify the Indemnitor Representative, unless the Indemnification Notice is given after the expiration of the applicable time limit, if any, as set out in Section 8.3, does not relieve the applicable Indemnifying Party from any indemnification obligation which otherwise might exist with respect to such matter, unless (and only to the extent that) the failure to so notify materially prejudices the ability of the Indemnitor Representative to exercise its rights under this Section 8.9 or results in a material increase in the amount of Taxes or related Damages.

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(b)	Purchaser shall have the right to undertake and control any proceedings, objection or other defence (a “Tax Proceeding”) of any Tax Claim and, in such case, Purchaser shall pursue any such Tax Proceedings in a timely manner and in good faith. The Indemnitor Representative shall provide Purchaser with such information with respect to the Tax Claim as may become available to the applicable Indemnifying Party and the Indemnitor Representative shall cooperate with Purchaser in the conduct of all Tax Proceedings relating to such Tax Claim and related inquiries or investigations. If, pursuant to this Section 8.9(b), Purchaser undertakes any Tax Proceedings of any such Tax Claim, Purchaser may not cease to defend, settle or otherwise dispose of any such Tax Proceeding without the consent of the Indemnitor Representative, which consent is not to be unreasonably withheld.

(c)	If, within 30 days after the Indemnitor Representative has received the Tax Claim referred to in Section 8.9(a), Purchaser does not undertake any Tax Proceedings of any kind in respect of such Tax Claim, the Indemnitor Representative may undertake and control the Tax Proceedings using counsel of its own choice. Purchaser shall provide, and shall cause Target to provide, to the Indemnitor Representative information with respect to the Tax Liability as may become available to Purchaser or Target and shall cooperate with the Indemnitor Representative to the extent reasonably requested in the conduct of all Tax Proceedings relating to any such Tax Claim and related inquiries and investigations. If, pursuant to this Section 8.9(c), the Indemnitor Representative undertakes any Tax Proceedings in respect of any such Tax Claim, the Indemnitor Representative may not cease to defend, settle or otherwise dispose of the Tax Proceeding without the consent of Purchaser, which consent is not to be unreasonably withheld.

(d)	If Purchaser or Target is required to deposit or to make a payment of Taxes under a Tax Claim in respect of which indemnification is or may be required to be made under this Agreement, the applicable Indemnifying Party shall promptly (and, in any event, within 30 days of the date that Purchaser notifies the Indemnitor Representative of the requirement to make the payment) reimburse Purchaser in respect of such payment. In addition, in the event that the amount of any Taxes assessed under a Tax Claim in respect of which indemnification is or may be required to be made under this Agreement would bear interest, Purchaser:

(i)	may pay the amount of the Taxes assessed under such Tax Claim and the applicable Indemnifying Party shall promptly (and, in any event, within 30 days of the date that Purchaser notifies the Indemnitor Representative of its determination) reimburse Purchaser in respect of such payment; and

(ii)	to the extent the amount of the Taxes under such Tax Claim has not been paid pursuant to (i) above and subject to Purchaser’s right of reimbursement for amounts paid pursuant to (i) above, will pay to the relevant Tax Authority on account of such Taxes, any amount received by Purchaser from the applicable Indemnifying Party where the Indemnitor Representative instructs Purchaser to so pay.

If the total of the amounts previously paid by the applicable Indemnifying Party in respect of such Taxes is less than the amount so determined under a Final Determination to be the amount of the Taxes payable under the Tax Claim, the applicable Indemnifying Party shall promptly (and, in any event, within 30 days of the time that Purchaser notifies the Indemnitor Representative of the amount of the Taxes payable) pay to Purchaser the amount of the Taxes payable less the total of the amounts previously paid. If the total of the amounts previously paid by the applicable Indemnifying Party in respect of such Taxes payable under the Tax Claim exceeds the amount determined under a Final Determination to be the amount of the Taxes payable, Purchaser shall, upon receipt of any refund or credit of such Taxes, promptly (and, in any event, within 30 days of the receipt of such refund or credit) pay to the applicable Indemnifying Party the amount of such refund or credit (including any interest received by Purchaser or Target after taking into account any Taxes payable by Purchaser or Target in respect of such refund, credit or interest).

(e)	For purposes of Section 8.9(d), a “Final Determination” means (i) the expiry of the delay to appeal from or object to the relevant assessment, reassessment or additional assessment by any Tax Authority if no appeal is taken or no objection is made, (ii) the entering into of any agreement by Purchaser, Target or any successor thereto and such a Tax Authority in settlement of a dispute regarding such assessment, reassessment or additional assessment (or proposed assessment, reassessment or additional assessment), or (iii) the decision by a court or tribunal of competent jurisdiction regarding the relevant assessment, reassessment or additional assessment from which no appeal may be taken or the period during which an appeal may be taken has expired and no appeal has been taken.

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(f)	In determining the amount of Tax payable under a Tax Claim, if a deduction, Tax credit or Tax loss of Purchaser or a post-Closing deduction, Tax credit or Tax loss of Target is utilized to reduce the amount of income, taxable income or Taxes otherwise calculated in respect of a Tax Claim for any taxation year in which a Tax Liability is realized or, but for the utilization of such deduction, Tax credit or Tax loss, would be realized, the amount of the Taxes payable under the Tax Claim will be determined without taking into account any benefit from such deduction, Tax credit or Tax loss.

8.10	Payment

(a)	Subject to Sections 8.10(b), 8.10(c) and 8.10(d), any payment on account of Damages due from an Indemnifying Party to an Indemnified Person under this Article 8 shall be made in accordance with the terms and conditions of the Escrow Agreement or otherwise in accordance with this Agreement within ten (10) Business Days after the Indemnified Person becomes entitled to indemnification by wire transfer of immediately available funds to an account designated by the Indemnitee Representative.

(b)	If the Indemnity Escrow Amount at the time of payment is equal to or higher than the Damages due from Seller pursuant to the indemnification obligations of Seller under Section 8.1, then any such Damages payable to Purchaser’s Indemnified Person shall be satisfied from the Indemnity Escrow Amount held in escrow under the Escrow Agreement.

(c)	If the Indemnity Escrow Amount at the time of payment is less than the Damages due from Seller pursuant to the indemnification obligations of Seller under Section 8.1, then any such Damages payable to Purchaser’s Indemnified Person shall first (i) be satisfied from the Indemnity Escrow Amount, if any, and (ii) by Seller by wire transfer of immediately available funds to an account designated by the Indemnitee Representative.

(d)	Any Damages due from Purchaser pursuant to the indemnification obligations of Purchaser under Section 8.2 shall be payable by Purchaser directly.

8.11	Duty to Mitigate

Nothing in this Agreement in any way restricts or limits the general obligation at Law of an Indemnified Person to mitigate any Damages which it may suffer or incur by reason of any failure of an Indemnifying Party to fulfill or perform any of its covenants under this Agreement or any breach or inaccuracy of any representation or warranty given by the Indemnifying Party under this Agreement or any other Transaction Document.

8.12	Subrogation

The Indemnified Person shall, to the fullest extent permitted by Law, subrogate its rights to the Indemnifying Party and will make all counterclaims and join in any litigation against all other Persons as may be reasonably required by the Indemnifying Party, the whole at the cost and expense of the Indemnifying Party.

8.13	Agency for Non-Parties

To the extent necessary to give effect to the provisions of this Agreement, each Party hereby accepts each indemnity in favour of its indemnified Persons who are not Parties as agent and trustee for and on their behalf. An Indemnitee Representative may enforce an indemnity in favour of any of that Indemnitee Representative’s indemnified Persons on behalf of each such Person.

8.14	Adjustment to Purchase Price

Any payment made by Seller as an Indemnifying Party pursuant to this Article 8, including any payment on account of Seller from the Indemnity Escrow Amount, will constitute a dollar for dollar decrease of the Purchase Price and any payment made by Purchaser as an Indemnifying Party pursuant to this Article 8 will constitute a dollar for dollar increase of the Purchase Price.

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Article 9
Post-Closing Covenants

9.1	Preparation of Tax Returns

(a)	At its sole cost and expense, Seller shall prepare or cause to be prepared all Tax Returns required by applicable Law in respect of Target for all Pre-Closing Tax Periods which are not filed prior to the Closing Date, in a manner consistent with past practice, unless otherwise required by applicable Law. Seller shall provide a copy of such Tax Returns to Purchaser for review, comment and approval at least 45 days prior to the date on which such Tax Returns are to be timely filed. Seller shall reflect such comments from Purchaser on such Tax Returns to the extent such comments are reasonable and consistent with prior practice. Purchaser shall on a timely basis cause Target to sign and file such Tax Returns. All such Tax Returns so prepared by or on behalf of Seller shall be complete and accurate in all material respects.

(b)	At its sole cost and expense, Seller shall prepare or cause to be prepared all Straddle Period Returns (if any) for each Straddle Period of Target up to the Closing Date, in a manner consistent with past practice, unless otherwise required by applicable Law. Prior to filing such returns with the relevant Tax Authorities, Seller shall provide a copy of such Straddle Period Returns to Purchaser for review, comment and approval at least 45 days prior to the due date on which such Straddle Period Return is to be timely filed. Seller shall reflect such comments from Purchaser on such Straddle Period Returns to the extent such comments are reasonable and consistent with prior practice. Purchaser shall on a timely basis cause Target to sign and file such Straddle Period Returns.

(c)	Seller shall provide Purchaser, Target and their respective accountants copies of, and access upon reasonable notice at all reasonable times during normal business hours to, the Books and Records and the work papers and supporting documents and its auditor relating to the Tax Returns referred to in Section 9.1(a) and Section 9.1(b).

(d)	In the event of a disagreement that the Tax Returns referred to at Section 9.1(a) or 9.1(b) were properly prepared, Seller and Purchaser shall attempt to resolve such disagreement; provided, however, that if Seller and Purchaser fail to reach agreement within 5 days of the relevant due date for filing the relevant Tax Returns, then the disagreement shall be resolved by the Neutral Accountant in the manner set forth in Sections 2.7(f) and 2.7(g), the provisions of which shall apply mutatis mutandis. The fees and expenses incurred in connection with the Neutral Accountant making any such determination will be borne 50% by Seller and 50% by Purchaser.

(e)	Following the Closing, Purchaser shall and shall cause Target to cooperate fully with Seller including to allow Seller to have such access to the Books and Records or other documentation within the control of Purchaser and Target, as is reasonably necessary in order to allow Seller to prepare the Tax Returns described in Section 9.1(a) and Section 9.1(b).

(f)	Seller agrees to furnish, upon request, as promptly as practicable, such information and assistance relating to Target as is reasonably necessary in preparing and filing the Tax Returns (including Straddle Period Returns), the making of any election related to Taxes, the preparation for any audit by any Tax Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax or Tax Return of Target, subject to reimbursement by Purchaser or Target of any reasonable expenses incurred directly in connection therewith.

(g)	Purchaser shall (i) pay to the Seller within 10 Business Days of receipt, the amount of any refund of Taxes or credit against Taxes payable (whether actually received or applied as a credit or offset against Taxes payable) (plus the after tax amount of any interest paid thereon and net of any reasonable expenses incurred directly by Purchaser or Target in connection therewith), where such refund or credit relates to a Pre-Closing Tax Period except to the extent any portion of such refund or credit (A) was included in current assets in the Closing Date Statement, (B) arises as a result of the carry-back of a non-capital loss from a period ending after the Closing Date pursuant to paragraph 111(1)(a) of the Tax Act, (C) is in respect of experimental research and scientific development expenditures or any similar tax incentive, or (D) is in respect of any capital or non-capital loss carry forwards, and (ii) deliver to Seller a copy of all assessments, re-assessments and other Tax Forms or documents relating to any Straddle Period Return. At the reasonable request of the Seller, Purchaser and Target shall, and shall cause each of their respective Affiliates to, execute such documents and take reasonable additional actions and otherwise reasonably cooperate as may be necessary for Purchaser, Target or any of their respective Affiliates to receive and obtain all such refunds or credits, subject to reimbursement by Seller of any reasonable expenses incurred directly in connection therewith. Purchaser and Target shall not, and shall not permit any of their respective Affiliates to, voluntarily forfeit, fail to collect or otherwise minimize any such refund or credit.

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(h)	Upon the filing of any Tax Return referred to in Section 9.1(a) and Section 9.1(b), the Seller shall promptly pay to Target an amount equal to the Taxes, if any, payable with respect thereto, which was not otherwise accounted and adjusted for in the Closing Date Statement.

9.2	Excess Eligible Dividend Election

Seller irrevocably consents to the making of the election in subsection 185.1(2) (or any provincial equivalent) of the Tax Act (or any provincial equivalent) should Target be re-assessed under Part III.1 of the Tax Act for making an “excessive eligible dividend designation” as part of the Pre-Closing Transactions, and further irrevocably agrees to do all such things and take all such actions as Target may reasonable request to further evidence or perfect such consent or otherwise ensure that Target incurs no liability for making an “excessive eligible dividend designation” as part of the Pre-Closing Transactions.

9.3	Excess Capital Dividend Election

Seller irrevocably consents to the making of the election in subsection 184(3) (or any provincial equivalent) of the Tax Act (or any provincial equivalent) should Target be re-assessed under Part III of the Tax Act for making an excessive capital dividend election during the Pre-Closing Tax Period, and further irrevocably agree to do all such things and take all such actions as Target may reasonably request to further evidence or perfect such consent or otherwise ensure that Target incurs no liability for making an excessive capital dividend election during the Pre-Closing Tax Period.

9.4	Access to Books and Records

Seller shall deliver or cause to be delivered to Purchaser at Closing all available Books and Records. For a period of six (6) years from the Closing Date or for such longer period as may be required by applicable Law, Purchaser shall retain all original accounting Books and Records for the period prior to and including the Closing Date, but Purchaser is not responsible or liable to Seller for any accidental loss or destruction of, or damage to, any such Books and Records. So long as any such Books and Records are retained by Purchaser pursuant to this Agreement, Seller may inspect them at any time during normal business hours and upon reasonable notice for any proper purpose and without undue interference to the business operations of Target. Purchaser may have its representatives present during any such inspection.

9.5	Removal of Guarantees

Following the Closing, Purchaser shall use its best commercial efforts (and shall bear all costs and expenses related thereto) to assist Seller in obtain releases satisfactory to Seller from Investissement Québec and the Bank of Montreal for any sureties and other Encumbrances against Seller, which relate to the Current Liabilities and the Permitted Encumbrances, and shall indemnify and hold harmless Seller thereof.

Article 10
Miscellaneous

10.1	Notices

(a)	Any notice, consent, waiver or other communication given under this Agreement must be in writing and in English and shall be deemed effectively given to the party to whom it is addressed upon the earlier of (i) personal delivery; (ii) when sent, if sent by electronic mail before 4:30 p.m. local time on a Business Day and if not sent before 4:30 p.m. local time on a Business Day, on the next Business Day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; and (iv) one (1) Business Day after the Business Day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next day delivery, with written verification of receipt.

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(b)	All such communications shall be sent as follows:

(i)	to Purchaser or to Target after Closing, at:

Sunshine Biopharma Inc.
6500 Trans-Canada Hwy
4th Floor
Pointe-Claire, Quebec H9R 0A5

Attention: Dr. Steve Slilaty
Email: steve.slilaty@sunshinebiopharma.com

With a copy (which does not constitute notice to Purchaser) to:

BCF LLP
1100 René-Lévesque Blvd. West
25th Floor
Montreal, Quebec H3B 5C9

Attention: Gilles Seguin
Email: gilles.seguin@bcf.ca

(ii)	to Seller, at:

Malek Chamoun
1730 rue Saint-Patrick, apt. 601
Montréal (Québec) H3K 2H2

Email: malek.chamoun@hec.ca

With a copy to (which does not constitute notice to Seller):

Attention: Caroline McNicoll
Email : cmcnicoll@lionesspowerhouse.com

(iii)	to Target before Closing, at:

Nora Pharma Inc.

1565 boul. Lionel-Boulet
Varennes (Québec) J3X 1P9

Attention: Malek Chamoun
Email: mchamoun@norapharma.ca

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With a copy to (which does not constitute notice to Target):

Attention: Caroline McNicoll
Email : cmcnicoll@lionesspowerhouse.com

(c)	Any party may, from time to time, change its address by giving notice to the other parties in accordance with the provisions of this Section 10.1.

10.2	Entire Agreement

The Transaction Documents constitute the entire agreement between the Parties and supersede all prior agreements, understandings, negotiations and discussions relating to the subject matter thereof, whether oral or written. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties relating to the subject matter hereof except as specifically set forth in the Transaction Documents. No Party has relied or is relying on any other information, discussions or understandings in entering into and completing the transactions contemplated in the Transaction Documents.

10.3	Amendments

This Agreement may only be amended, supplemented or otherwise modified by written agreement of Seller and Purchaser.

10.4	Waiver

The failure or delay by a Party in enforcing, or insisting upon strict performance of, any provision of this Agreement does not constitute a waiver of such provision or in any way affect the enforceability of this Agreement (or any of its provisions) or deprive a Party of the right, at any time or from time to time, to enforce or insist upon strict performance of that provision or any other provision of this Agreement. Any waiver by a Party of any provision of this Agreement is effective only if in writing and signed by a duly authorized representative of such Party.

10.5	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect, without amendment.

10.6	Assignments

(a)	This Agreement will become effective when executed by the Parties and thereafter will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

(b)	Except as otherwise provided in this Section 10.6, neither this Agreement nor any of the rights, duties or obligations under this Agreement are assignable or transferable by a Party without the prior written consent of the other Party. Any attempt to assign any of the rights, duties or obligations in this Agreement without such written consent is void.

10.7	Third Party Beneficiaries

Except as otherwise expressly provided in this Agreement, the Parties do not intend that this Agreement benefit or create any legal or equitable right, remedy or cause of action in, or on behalf of, any Person other than a Party and no Person, other than a Party, is entitled to rely on the provisions of this Agreement in any proceeding. Without limiting the generality of the foregoing, the consent of Seller or Purchaser who is not a Party is not required for any amendment or waiver of, or other modification to, any Transaction Document including any rights of indemnification to which such Person may be entitled.

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10.8	Time of the Essence

Time is of the essence in this Agreement.

10.9	Expenses

Except as otherwise expressly provided in this Agreement, all costs and expenses (including the fees and disbursements of legal counsel, brokers, investment advisers, consultants and accountants) incurred in connection with this Agreement and the transactions contemplated herein are to be paid by the Party incurring such expenses.

10.10	Further Assurances

From time to time after the Closing, each Party will, at the request of another Party, execute and deliver such additional conveyances, transfers and other assurances and perform or cause to be performed such further and other acts or things as may be reasonably required to give effect to, and carry out the intent of, the Transaction Documents.

10.11	Announcements

Except as may be required by mandatory provisions of applicable securities Laws and other applicable Laws or except as otherwise expressly agreed, all press releases or public announcements with respect to the Transaction Documents or any transaction contemplated therein shall only be made by mutual agreement of the Parties. For the press releases that are required by the mandatory provisions of applicable securities Laws and other applicable Laws, Seller shall be consulted but the final content of the press releases shall be determined by Purchaser and Purchaser’s legal advisors on applicable Laws.

10.12	Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile, email or other electronic means) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement or a Counterpart hereof, all as of the date first above written.

SUNSHINE BIOPHARMA INC.

By:	/s/ Dr. Steve N. Slilaty
Dr. Steve N. Slilaty, Chief Executive Officer

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IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement or a Counterpart hereof, all as of the date first above written.

NORA PHARMA INC.

By:	/s/ Malek Chamoun
Malek Chamoun, President

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IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement or a Counterpart hereof, all as of the date first above written.

/s/ Malek Chamoun
MALEK CHAMOUN

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